UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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STANDARD PARKING CORPORATION

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING
AND
PROXY STATEMENT
2010

STANDARD PARKING CORPORATION

STANDARD PARKING CORPORATION
900 North Michigan Avenue, Suite 1600
Chicago, Illinois 60611

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	April 28, 2010
Time:	9:00 a.m., local time
Place:	The Whitehall Hotel 105 East Delaware Place Chicago, Illinois 60611
Proposals:	1. Election of our directors
2. Amendment to Certificate of Incorporation
3. Ratify the appointment of independent auditors
Record Date:	March 12, 2010
Voting Methods:	Written ballot — Complete and return proxy card In person — Attend and vote at the meeting

Stockholders will also transact any other business properly brought before the meeting. At this time, our board of directors knows of no other proposals or matters to be presented.

Only stockholders of record at the close of business on March 12, 2010 will be entitled to notice of, and to vote at, any meeting or any adjournments or postponements thereof. A list of stockholders entitled to vote at the meeting will be available for inspection at our headquarters for at least 10 days prior to the meeting, and will also be available for inspection at the meeting.

On behalf of the board of directors:

Robert N. Sacks,
Executive Vice President, General Counsel and Secretary

Chicago, April 5, 2010

Important Notice Regarding the Availability of
Proxy Materials for the Shareholder
Meeting to be Held on April 28, 2010

The Proxy Statement and annual report to shareholders are available at http://www.cstproxy.com/standardparking/2010.

YOUR VOTE IS IMPORTANT!

Please vote as promptly as possible by signing, dating and returning the enclosed proxy card.

STANDARD PARKING CORPORATION
900 North Michigan Avenue, Suite 1600
Chicago, Illinois 60611

PROXY STATEMENT

2010 ANNUAL MEETING OF STOCKHOLDERS

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GENERAL INFORMATION

The board of directors (the “board”) of Standard Parking Corporation is soliciting your proxy for use at the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on April 28, 2010. Under rules recently adopted by the Securities and Exchange Commission (the “SEC”), we are now furnishing proxy materials on the Internet at www.cstproxy.com/standardparking/2010 in addition to mailing paper copies of the materials. These proxy materials are first being mailed and made available via the Internet on or about April 5, 2010, to holders of our common stock, par value $0.001 per share, of record at the close of business on March 12, 2010.

A copy of our Annual Report to Stockholders, which includes our Form 10-K for the year ended December 31, 2009, accompanies this Proxy Statement and will be posted on the Internet with this Proxy Statement. Stockholders may obtain a copy of the exhibits to our Form 10-K by making a written request to our Investor Relations Team at Standard Parking Corporation, Investor Relations, 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611 or by email at investor_relations@standardparking.com.

We are one of the largest and most diversified providers of outsourced parking facility management services in the United States and Canada. Our services include a comprehensive set of on-site parking management and ground transportation services, and we also provide a range of ancillary services such as airport shuttle operations, taxi and livery dispatch services and municipal meter revenue collection and enforcement. As of December 31, 2009, we managed approximately 2,100 parking facility locations containing over one million parking spaces in approximately 335 cities, operated 145 parking-related service centers serving 63 airports, operated a fleet of approximately 405 shuttle buses and employed a professional staff of approximately 12,000 people.

Our website address is www.standardparking.com. We make available free of charge on the Investor Relations section of our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. We also make available through our website other reports filed with or furnished to the SEC under the Exchange Act, including our proxy statements and reports filed by officers and directors under Section 16(a) of that Act, as well as our Code of Business Conduct, our Code of Ethics for Certain Executives, Anti-Fraud Program and the charters of each of the board’s committees. We do not intend for information made available through our website to be part of this Proxy Statement.

You also may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy statements and other information regarding issuers, like us, that file electronically with the SEC. The address of that web site is www.sec.gov.

Our headquarters is located at 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611. Our telephone number in Chicago is 312-274-2000. You may contact our Investor Relations Team at this address or by email at investor_relations@standardparking.com.

We use the terms “Standard Parking,” the “Company,” “we,” “our” and “us” in this Proxy Statement to refer to Standard Parking Corporation and its consolidated subsidiaries, unless the context otherwise requires.

ABOUT THE ANNUAL MEETING

Date, Time and Place of the Annual Meeting

We will hold the Annual Meeting at 9:00 a.m., local time, on April 28, 2010, at The Whitehall Hotel, 105 East Delaware Place, Chicago, Illinois 60611, subject to any adjournments or postponements.

Who Can Vote; Votes Per Share

The board has set March 12, 2010 as the record date for the Annual Meeting. All persons who were registered holders of our common stock at the close of business on that date are stockholders of record for the purposes of the Annual Meeting and will be entitled to vote at the Annual Meeting. As of the close of business on March 12, 2010, there were 15,410,428 shares of common stock outstanding.

Each stockholder of record will be entitled to one vote per share of common stock on each matter submitted to a vote of stockholders, so long as those votes are represented at the Annual Meeting, either in person or by proxy. Your shares will be represented if you attend and vote at the Annual Meeting or if you submit a proxy.

How to Vote; Submitting Your Proxy; Revoking Your Proxy

You may vote your shares by voting in person at the annual meeting or by submitting a completed proxy. By submitting your proxy, you are legally authorizing another person to vote your shares. The proxy designates Robert N. Sacks and Jerome L. Pate to vote your shares in accordance with the voting instructions you indicate in your proxy.

If you submit your proxy designating Robert N. Sacks and Jerome L. Pate as the individuals authorized to vote your shares, but you do not indicate how your shares are to be voted, then your shares will be voted by those individuals in accordance with the board’s recommendations, which are described in this Proxy Statement. In addition, if any other matters are properly brought up at the Annual Meeting (other than the proposals contained in this Proxy Statement), then Robert N. Sacks and Jerome L. Pate will have the authority to vote your shares on those matters in accordance with their discretion and judgment. The board currently does not know of any matters to be raised at the Annual Meeting other than the proposals contained in this Proxy Statement.

You may submit your proxy by mailing us a proxy card. Please let us know whether you plan to attend the Annual Meeting by marking the appropriate box on your proxy card. In order for your proxy to be validly submitted and for your shares to be voted in accordance with your proxy, we must receive your mailed proxy by 12:00 p.m., local time, on April 26, 2010.

Once you have submitted your proxy, you may revoke your proxy before it is voted at the Annual Meeting by submitting a later-dated vote, in person at the Annual Meeting. Attendance at the Annual Meeting will not revoke a proxy unless the stockholder actually votes in person at the meeting.

Your vote is very important to us. If you do not plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your completed proxy card prior to the Annual Meeting so that your shares will be represented and voted in accordance with your instructions.

If your shares are not registered in your name but in the “street name” of a bank, broker or other holder of record (a “nominee”), then your name will not appear in our register of stockholders. Those shares are held in your nominee’s name, on your behalf, and your nominee will be entitled to vote your shares, except with respect to the election of directors. Please note that a recently adopted rule prohibits brokers from voting the shares of retail shareholders in either contested or uncontested director elections unless the broker has instructions from the retail shareholder about how to vote. Accordingly, if your shares are held in “street name,” you must instruct your nominee how to vote your shares in the election of directors for your shares to be voted. The rule permits brokers to cast votes in the broker’s discretion for our other routine proposals on behalf of “street name” shareholders who do not return the proxy card to the broker within 10 days prior to the shareholders meeting.

In order for you to attend the Annual Meeting, you must bring a letter or account statement showing that you beneficially own the shares held by the nominee. Note that even if you attend the Annual Meeting, you cannot vote the shares that are held by your nominee. Rather, you should instruct your nominee how to vote those shares on your behalf.

No Dissenters’ Rights of Appraisal or Director Opposition

No rights of appraisal or similar rights of dissenters exist with respect to any matter to be acted upon and the Annual Meeting. As of the date of this Proxy Statement, we have not been informed in writing that any director intends to oppose any action intended to be taken by us or voted upon at the Annual Meeting.

Quorum and Voting Requirements

The holders of shares having a majority of the voting power of our common stock issued and outstanding and entitled to vote at the Annual Meeting, represented in person or by proxy, shall constitute a quorum at the Annual Meeting. For purposes of determining a quorum, abstentions and broker “non-votes” are counted as represented. A “non-vote” occurs when a nominee (such as a broker) holding shares for a beneficial owner abstains from voting on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner on how to vote those shares.

Under Delaware law and our charter and by-laws, if a quorum exists at the meeting, the affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked “Withhold Authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. For the other matters, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “Abstain” with respect to such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

For shares held in “street name” through a broker or other nominee, the broker or nominee will not be permitted to exercise voting discretion with respect to the election of directors. Thus, if stockholders do not give their broker or nominee specific instructions, their shares will not be voted in the election of directors and will not be counted. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Proxy Solicitation

We will bear the costs of soliciting proxies from the holders of our common stock. In addition to the solicitation of proxies by mail, solicitation may be made by certain of our directors, officers and selected other employees telephonically, electronically or by other means of communication. Directors, officers and employees who help us in the solicitation will not be specially compensated for those services, but they may be reimbursed for their out-of-pocket expenses incurred in connection with the solicitation. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners. Continental Stock Transfer & Trust Company, our transfer agent, has agreed to send a representative to act as our Inspector of Election at the Annual Meeting and to assist us in tabulating the votes.

2009 Audited Financial Statements

The financial statements for our year ended December 31, 2009 are included in our Annual Report which is available at www.cstproxy.com/standardparking/2010 together with this Proxy Statement. You may also access these materials through our website at www.standardparking.com.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The first proposal scheduled to be voted on at the meeting is the election of our directors. Our board currently consists of six members who are elected annually. On March 10, 2010, the board set the number of directors to be elected at our 2010 Annual Meeting at five. The Nominating & Corporate Governance Committee of our board has recommended, and our board has nominated, Charles L. Biggs, Karen M. Garrison, Robert S. Roath, Michael J. Roberts and James A. Wilhelm to serve as our directors. Each of these nominees, except Mr. Roberts, is currently serving as a member of our board. If elected, all nominees will serve a one-year term until our next annual meeting. You may cast your vote in favor of electing the nominees as directors or withhold your vote on one or more nominees.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF
THE BOARD’S FIVE NOMINEES.

If you submit your proxy designating Robert N. Sacks and Jerome L. Pate as your proxies but do not indicate how your shares should be voted, then your shares will be voted in favor of the election of all of the nominees. If any nominee is unwilling or unable to serve as a director, then the board will propose another person in place of that original nominee, and the individuals designated as your proxies will vote to appoint that proposed person, unless the board decides to reduce the number of directors constituting the full board. It is currently anticipated that all of the nominees will be willing and able to serve as directors.

BOARD AND CORPORATE GOVERNANCE MATTERS

Nominees for Director

On March 10, 2010, the board fixed the number of directors to be elected at our 2010 annual meeting at five.

In evaluating these director nominees, the Nominating & Corporate Governance Committee has assessed the contribution that the nominee’s skills and expertise will make with respect to guiding and overseeing our strategy and operations. Each of these nominees has a deep understanding of our business and the time, good judgment and integrity to effectively carry out their responsibilities as a director. In addition, each of brings decades of leadership experience and an understanding of finance to our company.

Set forth below are the biographies of our five director nominees as of March 1, 2010.

Charles L. Biggs
Age: 69 Board Committees: Audit, Compensation (Chair), Nominating & Corporate Governance	Mr. Biggs has served as a director since June 2004. Mr. Biggs was a consultant for Deloitte Consulting, a professional services firm that provides assurance and advisory, tax and management consulting services, from 1968 until his retirement in November 2002. At Deloitte, he held various management positions, including National Director of Strategy Services for Deloitte’s strategy arm and chairman of Deloitte/Holt Value Associates. He has served as a director of Qwest Communications International Inc. since April 2004 and is a member of their audit committee, governance committee and is chair of the finance committee. In addition to the qualifications described in the introductory paragraph, our board believes that Mr. Biggs’ experience with finance and technology consulting is a particularly important attribute for a Company director. Mr. Biggs earned his B.S. degree in Industrial Management from Kent State University.

Karen M. Garrison
Age: 61 Board Committees: Audit, Compensation, Nominating & Corporate Governance (Chair)	Ms. Garrison has served as a director since June 2004. She was president of Pitney Bowes Business Services from 1999 to 2004. In her 27 years with Pitney Bowes, Ms. Garrison held a series of positions with increasing responsibilities, including vice president of operations, and vice president of finance and chief financial officer. She is also a director and member of the corporate governance committee and chairperson of the finance committee of The Kaman Corporation. She is a director of Tenet Healthcare and is a member of Tenet’s quality, compliance & ethics committee and nominating & governance committee. In addition to the qualifications described in the introductory paragraph, our board believes that Ms. Garrison’s experience in the service industry is a particularly important attribute for a Company director. She received her B.S. degree in Accounting from Rollins College in 1983 and her M.B.A. degree from the Florida Institute of Technology in 1986.

Robert S. Roath
Age: 67 Board Committees: Audit (Chair), Compensation, Nominating & Corporate Governance	Mr. Roath has served as a director and the chair of our audit committee since June 2004 and as chairman of the board since October 2009. He has been chairman of the advisory board to L.E.K. Consulting, a shareholder-value consulting firm, since May 1997. Mr. Roath retired as chief financial officer of RJR Nabisco, Inc. in April 1997 where he worked from September 1990. He has been a director of the InterDigital Communications Corporation since May 1997 and is chairman of the finance committee and a member of the executive committee. Mr. Roath is also a member of the advisory board of the Robert H. Smith School of Business at the University of Maryland. Previously, Mr. Roath was employed by Colgate-Palmolive, General Foods, GAF Corporation and Price Waterhouse & Co. In addition to the qualifications described in the introductory paragraph, our board believes that Mr. Roath’s experience in strategy and finance is a particularly important attribute for a Company director. He received his B.S. degree in Accounting and Economics from the University of Maryland in 1966 and completed the Amos Tuck Executive Development program in 1980.

Michael J. Roberts
Age: 60	Mr. Roberts is a new nominee to our board of directors. He is the chief executive officer and the founder of Westside Holdings, LLC, a marketing and brand development company. He is the former president and chief operating officer of McDonald’s Corporation, and before assuming this position in November 2004, his previous positions at McDonald’s Corporation included Chief Executive Officer—McDonald’s USA during 2004; President—McDonald’s USA from 2001 to 2004; and President, West Division—McDonald’s USA from 1997 to 2001. Mr. Roberts has served as a director of W.W. Grainger since 2006 and is a member of the board affairs and nominating committee and the compensation committee. Mr. Roberts has also served as a director of Qwest Communications International Inc. since 2009 and is a member of the compensation & human resources committee and nominating & corporate governance committee. He also serves on the board of directors of the Chicago Council on Global Affairs. In addition to the qualifications described in the introductory paragraph, our board believes that Mr. Roberts’ broad experience managing a multi-national corporation with over 30,000 locations that serve tens of millions of customers is a particularly important attribute for a Company director. Mr. Roberts received his B.A. degree in Sociology in 1973 from the Loyola University of Chicago.

James A. Wilhelm
Age: 56	Mr. Wilhelm has served as our president since September 2000 and as our chief executive officer and a director since October 2001. Mr. Wilhelm served as our executive vice president—operations from March 1998 to September 1999, and he served as our senior executive vice president and chief operations officer from September 1999 to August 2000. Mr. Wilhelm joined the predecessors of Standard Parking Corporation in 1985, serving as executive vice president beginning in January 1998. Prior to March 1998, Mr. Wilhelm was responsible for managing the Midwest and Western Regions, which included parking facilities in Chicago and sixteen other cities throughout the United States and Canada. In addition to the qualifications described in the introductory paragraph, our board believes that Mr. Wilhelm’s experience in the parking management industry is a particularly important attribute for a Company director. Mr. Wilhelm received his B.A. degree from Northeastern Illinois University in 1976.

Outgoing Directors

Two of our current directors are not standing for re-election: John V. Holten, 53, who has served as a director since 1989 and is the chairman and chief executive officer of Holberg Incorporated, and Timothy J. White, 48, who has served as a director since 2009 and is a senior managing director and co-head of mezzanine investing and head of private equity investing for GSO Capital Partners LP.

Director Independence and Controlled Company Status

Steamboat Industries LLC and its affiliates (including John V. Holten, a director) collectively controlled more than 50% of the voting power of the Company until May 15, 2009, after which date no shareholder held a majority of our shares. Because we were considered a “controlled company” under the NASDAQ rules until May 2009, we were exempt from NASDAQ rules mandating a board of directors to be comprised of a majority of “independent directors” and mandating a compensation committee and nominating committee to be comprised solely of “independent directors.”

Despite the “controlled company” exception, our board has been comprised of a majority of independent directors since 2004. On March 10, 2010, the board confirmed that a majority of our director nominees — Messrs. Biggs, Roath and Roberts and Ms. Garrison — have no material relationship with our Company that would conflict with the independence requirements of applicable federal law and the NASDAQ rules. Mr. White, who is not nominated for reelection as a director, is also determined to be independent. The board determined that Mr. Wilhelm is not considered independent because he is our Chief Executive Officer, and Mr. Holten, who is not nominated for reelection as a director, is not considered independent because he accepted compensation in excess of NASDAQ’s prescribed limits during 2009, among other reasons.

We have relied on the NASDAQ “controlled company” exception, however, for committee composition requirements. When a company ceases to be a “controlled company,” the NASDAQ rules permit a company to phase in its compliance with the independent committee requirements. Accordingly, we must have a majority of independent members on our Compensation Committee and Nominating & Corporate Governance Committee by August 13, 2009 and all independent members by May 15, 2010. On June 17, 2009, the board reconstituted our Compensation Committee and the Nominating & Corporate Governance Committee so that a majority of members are independent directors.

The “controlled company” exception does not modify the independence requirements for our Audit Committee composition; accordingly, our Audit Committee has been comprised entirely of independent directors since 2004 in compliance with the Sarbanes-Oxley Act and the NASDAQ independence rules for audit committees.

Nominations for Directors

Identifying Candidates

In evaluating candidates for board membership, the Nominating & Corporate Governance Committee has assessed the contribution that the candidate’s skills and expertise will make with respect to guiding and overseeing our strategy and operations. This Committee seeks candidates who have the ability to develop a deep understanding of our business and the time and the judgment to effectively carry out their responsibilities as a member of the board.

Although in the past diversity concepts have not been incorporated into the Nominating & Corporate Governance Committee charter, we have selected candidates for the board that are gender and age diverse and also possess a diversity of professional experience, education and other individual qualities and attributes, all of which have contributed to board heterogeneity. The Nominating & Corporate Governance Committee intends to revise its charter and our corporate governance policies to specifically enumerate diversity concepts when recommending an individual to serve as director.

All of the board’s independent director nominees at the Annual Meeting have been identified with the assistance of a professional search firm specializing in this type of work.

Shareholder Recommendations

If you would like to recommend a future nominee for board membership, you can submit a written recommendation with the name and other pertinent information of the nominee to: Karen M. Garrison, Chair of the Nominating & Corporate Governance Committee, c/o Standard Parking Corporation, 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611, Attention: General Counsel and Secretary.

Criteria for Board Membership

The Nominating & Corporate Governance Committee has established certain minimum qualification criteria for our directors, including:

•	The highest personal and professional ethics and integrity, and values, and a commitment to acting in the best interest of the shareholders;

•	An inquisitive and objective perspective and mature judgment;

•	Sufficient time available to fulfill all board and committee responsibilities;

•	Diverse experience at policy-making levels in business, government, education and technology, and in areas that are relevant to the company’s activities; and

•	Experience in positions with a high degree of responsibility and leadership roles in the companies or institutions with which they are affiliated.

When recommending to the full board the slate of directors nominated for the election at the annual meeting of shareholders, the Nominating & Corporate Governance Committee reviews the qualifications and backgrounds of the nominees for director. The Nominating & Corporate Governance Committee may utilize the services of consulting firms to help identify candidates for director who meet the qualifications outlined above.

Communicating with the Board

The board welcomes your questions and comments. If you would like to communicate directly with our board, or our independent directors as a group, then you may submit your communication to our General Counsel and Secretary, Standard Parking Corporation, 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611. All appropriate communications and concerns will be forwarded to our board or our independent directors as a group, as applicable.

Corporate Governance

Questionnaires

On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire that requires disclosure of any transaction with us in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest.

Related-Party Transaction Policy

As part of its oversight responsibilities, the charter of our Audit Committee requires that the Audit Committee review all related-party transactions for potential conflicts of interest. On November 2, 2006, the board adopted a formal statement of policy for related-party transactions. The policy requires that the Audit Committee review all transactions between the Company and our executive officers, directors, nominees, principal stockholders and other related persons for potential conflicts involving amounts in excess of $5,000. This policy is available on the Investor Relations portion of our website.

Codes of Conduct and Ethics

We have adopted a code of ethics as part of our compliance program. The code of ethics applies to our chief executive officer, chief financial officer and corporate controller. In addition we have adopted a code of business conduct that applies to all of our officers and employees. Any amendments to, or waivers from, our code of ethics will be posted on our website www.standardparking.com. A copy of these codes of conduct and ethics will be provided to you without charge upon request to investor_relations@standardparking.com.

Board Leadership Structure

Pursuant to our by-laws, we have appointed a chairman of the board to preside at all meetings of the stockholders and of the board and sees that orders and resolutions of the board are carried into effect and such other duties as the board from time to time prescribes. In addition, pursuant to our by-laws, we have appointed a chief executive officer who serves as our principal executive officer and, in general, supervises and controls all of our business and affairs, unless otherwise provided by the board. The positions of chairman of the board and the principal executive officer are two different individuals: Robert S. Roath, an independent director, serves as the chairman of the board, and James A. Wilhelm serves as the chief executive officer. We believe that separate individuals in these two positions promote better corporate governance and more effective oversight of the principal executive officer by the board.

Board’s Role in Risk Oversight

Our chief administrative officer, Michael K. Wolf, is the executive officer with primary day-to-day risk oversight responsibility. Mr. Wolf reports to our Audit Committee about our major risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. Although the Audit Committee has a responsibility to discuss the guidelines and policies governing the process by which risk assessment and risk management is undertaken, the full board has primary responsibility for risk oversight. As changes occur to our Company’s risk profile, Mr. Wolf routinely updates the board with a description of the particular risk, current risk mitigation efforts and potential risk mitigation efforts. In addition, at least annually the board determines whether:

•	the risk appetite implicit in our business model, strategy, and execution is appropriate;

•	the expected risks are commensurate with the expected rewards;

•	management has effectively implemented a system to manage, monitor, and mitigate risk, and that system is appropriate given our business model and strategy;

•	our risk management system informs the board of the major risks facing us;

•	an appropriate culture of risk-awareness exists throughout our organization; and

•	there is recognition that management of risk is essential to the successful execution of our strategy.

MEETINGS AND COMMITTEES OF THE BOARD

The Board

The board expects that its members will diligently prepare for, attend and participate in all board and applicable committee meetings, and each annual meeting of stockholders. Directors are also expected to become familiar with our management team and operations as a basis for discharging their oversight responsibilities. We have not adopted a formal policy regarding the board attendance at annual shareholder meetings. Due to unusual circumstances involving our change of control in 2009, our annual shareholder meeting was held three months later than usual, and Mr. Wilhelm was the only director in attendance. During 2009 the board held ten meetings, five of which were held by teleconference. Each of the directors who served during 2009 attended 100% of the board meetings, except Mr. Holten was unable to attend one meeting.

In addition, on December 3, 2008, the board formed an ad-hoc committee comprised of Messrs. Biggs and Roath and Ms. Garrison, all of whom are independent directors, to address various issues related to our change of control that occurred in May. This ad hoc committee held 31 special meetings in 2009, all of which were held by teleconference. Each of the directors attended 100% of these meetings, except for Ms. Garrison who did not attend one meeting.

Finally, the independent members of the board held one in-person executive session in 2009. Messrs. Andren and Onarheim did not attend this meeting.

Committees of the Board

The board has three standing committees to facilitate and assist the board in the execution of its responsibilities. The committees currently are the Audit Committee, the Nominating & Corporate Governance Committee and the Compensation Committee. Each of these committees operates pursuant to a written charter, which is available in the Corporate Governance section of our website, accessible through our Investor Relations page at www.standardparking.com.

Audit Committee

The Audit Committee has three members: Charles L. Biggs, Karen M. Garrison and Robert S. Roath, who serves as Chair. The board has determined that each of its members meets the financial literacy and independence requirements of The NASDAQ Stock Market LLC, and that Ms. Garrison and Messrs. Biggs and Roath each qualify as an “audit committee financial expert” for purposes of the rules and regulations of the SEC. We do not limit the number of public-company audit committees on which any Audit Committee member may serve. Mr. Biggs currently serves on the audit committee of Qwest Communications International Inc. The board will continue to monitor and assess the audit committee memberships of our Audit Committee members on a regular basis.

The Audit Committee’s primary duties and responsibilities are to:

•	review and discuss with management and the independent auditors our annual audited financial statements, our quarterly financial statements and reports, and any releases, information or guidance related thereto;

•	appoint or replace our independent auditors and approve all audit engagement fees and terms for the Company and our subsidiaries; approve any audit and any permissible non-audit engagement or relationship with our independent auditors; review at least annually the qualifications, performance and independence of our independent auditors; review with our independent auditors any audit problems or difficulties and management’s response; and set hiring policies related to employees or former employees of our independent auditors to ensure independence;

•	review and monitor any significant judgments made in the preparation of the financial statements or any significant difficulties encountered during the course of a review or audit;

•	review any significant disagreement between management and the independent or internal auditors with respect to the preparation of the financial statements; and review and discuss with our auditors the responsibilities, budget and staffing of our internal audit function;

•	discuss with management and our independent auditors our risk assessment and risk management guidelines and policies; oversee our compliance program and adherence to our Code of Ethics; establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; oversee the maintenance of an internal audit function;

•	review transactions with related persons in accordance with the Statement of Policy for Related-Party Transactions adopted by the board; and

•	prepare a report to be included in our Proxy Statement and provide other regular reports to the board.

The Audit Committee held seven meetings in 2009, five of which were held by teleconference. Each of the directors who served on the Audit Committee during 2009 attended 100% of the meetings, except Mr. Andren was unable to attend one meeting.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee consists of four directors: Charles L. Biggs, Karen M. Garrison, who serves as Chair, John V. Holten and Robert S. Roath. Our board has determined that all members of this committee are independent with the exception of Mr. Holten. Ms. Garrison currently serves as a member of the nominating committee of Tenet Healthcare. The Nominating & Corporate Governance Committee’s primary duties and responsibilities are to:

•	have general responsibility for board selection, including the identification of qualified candidates for board membership;

•	recommend to the board the directors to serve on each committee of the board;

•	develop and recommend to the board for its approval a set of corporate governance guidelines that it will review at least annually and recommend any proposed changes to the board for its approval; and

•	prepare a report to be included in our Proxy Statement and provide reports to the board.

The Nominating & Corporate Governance Committee held two meetings in 2009, one of which was held by teleconference. Each of the directors who served on the Nominating & Corporate Governance Committee during 2009 attended 100% meetings.

Compensation Committee

The Compensation Committee consists of four directors: Charles L. Biggs, who serves as Chair, Karen M. Garrison, John V. Holten and Robert S. Roath. Our board has determined that all members of this committee are independent with the exception of Mr. Holten. The Compensation Committee’s primary duties and responsibilities are to:

•	assist in defining a total compensation policy for our executives that supports our overall business strategy and objectives, attracts and retains key executives; links total compensation with business objectives and organizational performance; and provides competitive total compensation opportunities at a reasonable cost;

•	act on behalf of the board in setting executive compensation policy, administer compensation plans approved by the board and stockholders, and make decisions or develop recommendations for the board with respect to the compensation of key executives;

•	review and determine the annual base salary levels, annual incentive opportunity levels, long-term incentive opportunity levels, executive perquisites, employment agreements, change in control and severance provisions/agreements, benefits, and supplemental benefits of the named executive officers;

•	review and approve corporate goals and objectives relevant to the CEO’s compensation, evaluate the CEO’s performance in light of those goals and objectives, and determine the CEO’s compensation level based on this evaluation; evaluate the CEO’s and other key executives’ compensation levels and payouts against pre-established performance goals and objectives, an appropriate peer group, and the awards given to the CEO or other executive in past years; and

•	prepare a report to be included in our Proxy Statement and provide other regular reports to the board.

The Compensation Committee held one meeting in 2009, and each of the directors who served on the Compensation Committee during 2009 attended this meeting.

Compensation Committee Interlocks and Insider Participation

Mr. Holten served as a member of our Compensation Committee throughout 2009, and he served as our chairman of the board and an employee until October 2009. In addition, Mr. Holten controls Steamboat Industries LLC, which was our majority shareholder until May 15, 2009. In July 2008, our board authorized us to repurchase shares of our common stock, on the open market or through private purchases, up to $60.0 million in aggregate. As of December 31, 2008, $22.9 million remained available for repurchase under this authorization. During 2009, we repurchased 93,600 shares from third-party shareholders at an average price of $18.23 per share, including average commissions of $0.03 per share, on the open market. Steamboat Industries LLC, our former majority shareholder, sold 119,701 shares to us in 2009 at an average price of $18.20 per share. The total value of these transactions was $3.9 million. We retired 200,650 shares during the first quarter of 2009 and retired the remaining 12,651 shares in April 2009. We did not make any other share repurchases in 2009.

None of the other members of our Compensation Committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board or Compensation Committee.

EXECUTIVE OFFICERS

The table below sets forth certain information as of March 1, 2010 regarding our executive officers who are not identified in the table under “Board and Corporate Governance Matters — Nominees for Director.”

Name	Age	Position

G. Marc Baumann	54	Executive Vice President; Chief Financial Officer; Treasurer
Thomas L. Hagerman	49	Executive Vice President; Chief Operating Officer
Gerard M. Klaisle	56	Executive Vice President, Chief Human Resource Officer
John Ricchiuto	53	Executive Vice President of Operations
Robert N. Sacks	57	Executive Vice President; General Counsel and Secretary
Edward E. Simmons	60	Executive Vice President of Operations
Steven A. Warshauer	55	Executive Vice President of Operations
Michael K. Wolf	60	Executive Vice President; Chief Administrative Officer; Associate General Counsel

G. Marc Baumann has served as executive vice president, chief financial officer and treasurer since October 2000. Prior to his appointment as our chief financial officer, Mr. Baumann was chief financial officer for Warburtons Ltd. in Bolton, England from January 1993 to October 2000. Mr. Baumann is a certified public accountant and a member of both the American Institute of Certified Public Accountants and the Illinois CPA Society. He received his B.S. degree in 1977 from Northwestern University and his M.B.A. degree from the Kellogg School of Management at Northwestern University in 1979.

Thomas L. Hagerman has served as executive vice president and chief operating officer since October 2007. He also served as our executive vice president of operations from July 2004 through September 2007, and as a senior vice president from March 1998 through June 2004. He received his B.A. degree in marketing from The Ohio State University in 1984, and a B.A. degree in business administration and finance from Almeda University in 2004.

Gerard M. Klaisle has served as our executive vice president and chief human resource officer since February 2010. He served as our senior vice president — human resources from April 2005 through January 2010. Prior to joining our company, Mr. Klaisle was senior vice president of human resources for USF Corporation, a trucking and logistics company, from April 2001 through December 2004. Prior to joining USF Corporation, Mr. Klaisle served 18 years with Midas, Inc. where he rose from director of labor relations to senior vice president, human resources. Mr. Klaisle earned a B.S. degree from LeMoyne College in 1975 and his M.B.A. from Loyola University in Chicago in 1979.

John Ricchiuto has served as executive vice president of operations since December 2002. Mr. Ricchiuto joined APCOA, Inc. in 1980 as a management trainee. He served as vice president — Airport Properties Central from 1993 until 1994, and as senior vice president — Airport Properties Central and Eastern United States from 1994 until 2002. Mr. Ricchiuto received his B.S. degree from Bowling Green University in 1979.

Robert N. Sacks has served as executive vice president, general counsel and secretary since March 1998. Mr. Sacks joined APCOA, Inc. in 1988, and served as general counsel and secretary since 1988, as vice president, secretary, and general counsel from 1989, and as senior vice president, secretary and general counsel from 1997 to March 1998. Mr. Sacks received his B.A. degree, cum laude, from Northwestern University in 1976 and, in 1979, received his J.D. degree from Suffolk University where he was a member of the Suffolk University Law Review.

Edward E. Simmons has served as executive vice president of operations since August 1999 and as senior vice president of operations from May 1998 to July 1999. Prior to joining our company, Mr. Simmons was president, chief executive officer and co-founder of Executive Parking, Inc. Mr. Simmons is currently a member of the National Parking Association and the International Parking Institute. Mr. Simmons is a past executive board member of the Parking Association of California.

Steven A. Warshauer has served as executive vice president of operations since March 1998. Mr. Warshauer joined the Standard Parking in 1982, initially serving as vice president, then becoming senior vice president. Mr. Warshauer received his B.S. degree from the University of Northern Colorado in 1976 with a major in Accounting.

Michael K. Wolf has served as executive vice president, chief administrative officer and associate general counsel since March 1998. Mr. Wolf served as senior vice president and general counsel of the Standard Parking from 1990 to January 1998. Mr. Wolf received his B.A. degree in 1971 from the University of Pennsylvania and in 1974 received his J.D. degree from Washington University, where he served as an editor of the Washington University Law Quarterly and was elected to the Order of the Coif.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our Compensation Discussion and Analysis discusses the principles underlying our executive compensation decisions and the most important factors relevant to an analysis of these decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers listed in the Summary Compensation Table, and places in perspective the data presented in the tables and other quantitative information that follows this section.

Our Compensation Committee has administered our executive compensation program since this Committee was established in conjunction with our initial public offering in June 2004. Broadly stated, the Compensation Committee’s overall role is to oversee all of our compensation plans and policies, administer our equity plans and policies, approve equity grants to our executive officers and review and approve all compensation decisions relating to the named executive officers.

Historically, we have employment agreements with all of our named executive officers. It is customary in the parking industry for senior executives to have employment agreements because it encourages employment continuity and is a practical means to insure that client relationships are protected through the legal enforcement of protective covenants, including the covenant not to compete and the covenant not to solicit customers and employees. Moreover, these agreements were created in part to ensure executive continuity, since until 2007 we had no programs with substantial executive retention value through the creation of forfeiture risk (e.g., pension plan, restricted stock, etc.). Hence, executive retention and protection of our interests have been created in part through the use of employment agreements.

We measure stock-based compensation expense at the grant date, based on the fair value of the award, and the expense is recognized over the requisite employee service period (generally, the vesting period) for awards expected to vest (considering estimated forfeitures). Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. It is not anticipated that any executive officer’s annual cash compensation will exceed $1 million, and we accordingly have not made any plans to qualify for any compensation deductions under Section 162(m) of the Internal Revenue Code.

Compensation Study

With the Compensation Committee’s concurrence, management engaged Watson Wyatt Worldwide in the later part of 2008 to determine the relationship of our pay practices to those of other companies, with emphasis on both “peer group” companies and comparably sized businesses. The Watson Wyatt study, which was presented to the Compensation Committee in December 2008, concluded, among other things, as follows:

•	Our base salaries were generally above the 50th percentile when compared to general industry benchmark data.

•	Total cash compensation (base salary and annual bonus) was positioned at market median (50th percentile).

•	Long-term compensation of the type typically found at most public companies was between the 25th percentile and market median.

•	Total direct compensation (base salary, annual bonus and long-term compensation) was generally positioned at the 50th percentile.

No compensation consultants were retained by us in 2009.

Compensation Objectives

Our current executive compensation programs are intended to achieve three fundamental objectives: (1) attract and retain qualified key executives, many of whom are responsible for developing, nurturing and maintaining the client relationships that are critical to our business; (2) motivate performance to achieve specific strategic and operating objectives of our Company; and (3) align executives’ interests with the long-term interests of our stockholders. As described in more detail below, the material elements of our current executive compensation program for named executive officers include a base salary, an annual bonus opportunity in the form of the Management Incentive Compensation Program, perquisites and personal benefits, a long-term equity incentive opportunity, retirement benefits, severance protection for certain terminations of the named executive officers’ employment and other post-termination benefits payable upon retirement, death or disability.

We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives. The table below lists each material element of our executive compensation program and the compensation objective or objectives that it is designed to achieve.

Compensation Objective	Compensation Element

Attract and retain qualified executives	Short Term / Annual
• Base Salary
• Annual Bonus / Management Incentive Compensation Program
• Perquisites and Personal Benefits
Long Term
• Long-Term Incentive Plan
• Retirement Benefits and Deferred Compensation
Motivate performance to achieve specific strategies and operating objectives	Short Term / Annual • Annual Bonus / Management Incentive Compensation Program
Long Term
• Long-Term Incentive Plan
Align named executive officers’ and stockholders’ long-term interests	Long Term • Long-Term Incentive Plan

As illustrated by the table above, base salaries, perquisites and personal benefits, retirement benefits and severance and other termination benefits are all primarily intended to attract and retain qualified executives. These are the elements of our current executive compensation program where the value of the benefit in any given year is not dependent on performance. We believe that in order to attract and retain top-caliber executives, we need to provide them with predictable benefit amounts that reward the executive’s continued service. Some of the elements, such as base salaries and perquisites and personal benefits, are generally paid out on a short-term or current basis. The other elements are generally paid out on a longer-term basis such as upon retirement or other termination of employment. We believe that this mix of longer-term and short-term components allows us to achieve our dual goals of attracting and retaining executives.

Our annual bonus opportunity is primarily intended to motivate named executive officers’ performance to achieve specific strategies and operating objectives, although we also believe it helps us attract and retain executives. Our LTIP restricted stock and cash award program and our successor career restricted stock unit program, as described below, are primarily intended to align named executive officers’ long-term interests with stockholders’ long-term interests, although we also believe it will help motivate performance and help us attract and retain executives. These are the elements of our current executive compensation program that are designed to reward performance and the creation of stockholder value, and therefore the value of these benefits is dependent on performance. Each named executive officer’s annual bonus opportunity is paid out on an annual short-term basis and is designed to reward performance for that period. LTIP compensation, which may include the award of restricted stock units or restricted stock, is generally paid out or earned on a longer-term basis and is designed to reward performance over several years or longer.

Compensation Philosophy and Benchmarking

As discussed above, our Compensation Committee believes that the compensation of our named executive officers must be closely aligned with our performance, on both a short and long-term basis, at responsible levels that are consistent with our cost-conscious culture. The changes made in the structure of our plans in 2007 and 2008 have further aligned the interests of management with those of stockholders. At the same time, the Committee recognizes that our compensation programs must be designed to attract and retain key executives, many of whom are responsible for developing, nurturing and maintaining the client relationships that are important to producing superior results for our stockholders.

For benchmarking purposes, the Compensation Committee believes that the most reasonable approach is to evaluate our pay practices for senior executives against that of general industry, regressed for the size of the organization. General industry data has been culled from multiple survey databases, including the 2008/2009 Watson Wyatt Top Management Survey, the 2008 Mercer Executive Compensation Survey and two proprietary surveys covering top management in service industries. We do not believe that it is appropriate to establish compensation levels based primarily on other parking companies for several reasons:

•	The parking industry is quite fragmented, and typically its compensation policies and practices stem directly from a privately held, non-public “owner’s” culture.

•	The single peer group company in the parking industry is engaged in multiple business segments and parking represents only a minor part of its business. The other large parking companies have gone private. Accordingly, we cannot readily acquire sufficient parking industry data with which to form a foundation for a policy.

Given the information obtained from the current and previous compensation studies, the Committee has informally adopted a guideline that targets total cash compensation in the 50th percentile range for executive officers when benchmarked to general industry data. This range, however, is merely a guideline because the Committee does not believe in fixing compensation levels based only on benchmarking. The Committee believes that other factors should be considered and weighted appropriately, including, but not limited to, the history underlying our current compensation levels, relative compensation levels among our senior executives, pay levels in the parking industry, as well as our overall performance in relation to the performance of other parking companies. The Company’s actual cash compensation practice is at the market median.

We manage our pay structure and make compensation decisions using a combination of policies, practices and inherent logic. We have a “pay for performance” culture as exemplified by our management of salaries, bonus compensation and equity compensation. Base salaries typically are adjusted to provide cost of living increases, and our executives’ true upside potential has been provided through bonus and stock option or other stock award opportunities available under our annual cash and long-term incentive plans. This philosophy and approach are strengthened by our increased use of benchmark data during the base salary, annual bonus and long-term compensation review process.

Compensation Program Components

Our compensation to the named executive officers consists primarily of the following elements: base salary, management incentive compensation, perquisites and personal benefits, long-term incentive plan compensation, retirement benefits and deferred compensation opportunities and severance and other benefits upon termination of employment or a change in control.

Base Salary

Base salary is a critical element of named executive officer compensation because it is the source of their consistent income stream and is the most visible barometer of evaluation vis-à-vis the employment market. In establishing and reviewing base salaries, the Compensation Committee considers various factors that include the executive’s qualifications and experience, scope of responsibilities, internal pay equity, past performance and achievements, future expectations that include the executive’s ability to impact short- and long-term results, as well as the salary practices at other comparable companies. We strive to provide our named executive officers with a competitive base salary that is in line with their roles and responsibilities when compared to companies of comparable size. We froze base salaries for all named executive officers and other salaried employees for 2009 in anticipation of adverse economic conditions.

Management Incentive Compensation

Our named executive officers, other than Mr. Holten, participate in our Management Incentive Compensation Program, which provides for an annual incentive bonus. Our Compensation Committee oversees this program, and it creates annual performance criteria that are flexible and that change with the needs of our business. By creating target awards and setting performance objectives at the beginning of each fiscal year, our named executive officers have the proper incentives to attain the key performance metrics in the business.

In 2009 our Chief Executive Officer’s target incentive bonus opportunity was $150,000 for achieving the pre-established, planned, pre-tax net income goal of $29,600,000. Threshold payments (5% of the target award) were eligible to be made commencing at 80% of the pre-tax net income goal and the maximum award opportunity was 185% ($277,500) of the target based on exceeding the pre-tax net income goal by 25% or more. In 2008, our Chief Executive Officer’s target incentive bonus opportunity was $150,000 for achieving the pre-established, planned, pre-tax net income goal of $30,850,659. Threshold payments (5% of the target award) were eligible to be made commencing at 80% of the pre-tax net income goal and the maximum award opportunity was 185% ($277,500) of the target based on exceeding the pre-tax net income goal by 25% or more. In mid-2009, a decision was made to eliminate bonus awards for the CEO, named executive officers, and other salaried employees.

Messrs. Warshauer, Wolf, Baumann and Hagerman also participate in the Management Incentive Compensation Program and had a target bonus opportunity of $91,800, $95,000, $140,672 and $120,000, respectively, in 2009. For Messrs. Warshauer and Hagerman, the goals included attainment of the budgeted corporate EBITDA (50%), budgeted divisional pre-tax net income (30%), location retention (10%) and audit results (10%). For Messrs. Wolf and Baumann, the goals are budgeted corporate EBITDA (75%) and cost center budget management (25%). The target bonus opportunities for Messrs. Warshauer, Wolf, Baumann and Hagerman were $91,800, $95,000, $137,475 and $120,000, respectively, in 2008. The maximum award opportunity as a percentage of the total target opportunity for Mr. Warshauer was less than that for Messrs. Baumann and Wolf because two of the four metrics applicable to Mr. Warshauer’s bonus opportunity (location retention and audit results) by their nature did not provide for greater than 100% attainment, whereas both of the metrics comprising Messrs. Baumann’s and Wolf’s total bonus opportunities by their nature allowed for greater than 100% attainment. The percentage of target bonus opportunity earned by Messrs. Warshauer, Wolf, Baumann and Hagerman based on the level of goal attainment achieved varied from 83% to 102% in 2008. As mentioned above, bonus awards were eliminated for all named officers in 2009.

We believe that the pre-tax income measure for our Chief Executive Officer and an EBITDA measure for the other named executive officers that participate in the program are appropriate measures of performance at this time. These measures may evolve and ultimately be modified as circumstances warrant, including possible adjustments due to acquisitions and other atypical events. The fixed goals for the named executive officers are all metric driven and do not involve subjective assessment. With the exception of Mr. Baumann, whose target opportunity is based on a percentage of his base salary, the other participating executives’ target bonus opportunities are fixed and subject to change only via approval of the Compensation Committee.

Perquisites and Personal Benefits

In addition to base salaries and annual bonus opportunities, we provide our named executive officers with certain perquisites and personal benefits. We believe that perquisites are often a way to provide the named executive officers with additional annual compensation that supplements their base salaries and bonus opportunities. When determining each named executive officer’s base salary, we take the value of each named executive officer’s perquisites and personal benefits into consideration.

The perquisites and personal benefits paid to each named executive officer in 2009 are reported in column (i) of the Summary Compensation Table, below, and further described in the footnotes thereto.

Long-Term Incentive Plan (LTIP) Compensation

In 2007 the Compensation Committee adopted a LTIP performance restricted stock and cash award program for our named executive officers other than Mr. Holten. When the LTIP restricted stock and cash award program was originally adopted, it was contemplated that a new three-year performance cycle would commence every calendar year, beginning in 2007. However, our shareholders approved an amendment to our Long-Term Incentive Plan at our 2008 Annual Meeting that increased the number of shares of common stock available for award thereunder, and the Compensation Committee and board approved a one-time grant of career restricted stock units that were awarded to the members of our senior management team on July 1, 2008 in lieu of any further incentive compensation pursuant to the LTIP performance restricted stock and cash award program for cycles that otherwise would have started in 2008 and thereafter. Accordingly, the only performance cycle implemented under the LTIP performance restricted stock and cash award program was the single performance cycle spanning the period from 2007 through 2009.

An overview of the underlying objectives and details of the July 1, 2008 one-time grant of career restricted stock units is as follows:

Objectives

•	Achieve Significant Equity Investment By Senior Management To Align Their Long-Term Interests With Shareholders. One of our basic compensation objectives is to align our executives’ interests with the long-term interests of our shareholders. We believe we can further that objective if the members of our senior management team possess a significant equity interest in the Company.

•	Retain Senior Management. Our ongoing future success depends in large part on our success in retaining the members of our senior management team. We believe that a meaningful grant of time-restricted stock units, which represents substantial value to the recipient on day one, will achieve our retention objective.

Overview of Award Details

•	Time Restrictions. The restricted stock units (“RSUs”) are subject to a time restriction that will be removed from one-third of them after ten years of continuous service, from another one-third after eleven years of continuous service, and from the final one-third after twelve years of continuous service. Anyone reaching retirement age (typically age 65) before the expiration of the twelve-year period would be entitled to have all restrictions removed at that time.

•	Limitation on Sale after Restriction Removal. In the year that restrictions are removed, the executive will be entitled to sell enough unrestricted shares to enable him to pay the state and federal income taxes incurred by reason of the restriction removal. Of the remaining unrestricted shares, individuals would be expected to comply with the Long-Term Incentive Plan Stock Ownership Policy Statement as approved and modified by the board from time to time. Individuals whose employment terminates will have no limitations on their right to sell unrestricted shares after the time of termination.

•	Rights On Termination. The award agreements each address the recipient’s rights in the event his employment terminates prior to the removal of the time restrictions from all of the RSUs. An executive who voluntarily resigns other than for good reason, or who is terminated for cause, will forfeit all RSUs as to which the time restriction has not lapsed as of the time of termination. An executive who is terminated by us without cause would retain a prorated portion of his award and the time restrictions would be removed from the retained shares immediately upon termination. Similar treatment would be given to an executive who resigns for good reason or whose employment is terminated due to the executive’s permanent disability or death.

•	Non-Compete. The award agreements prohibit the executive from competing with us for a designated period of time after his employment terminates (regardless of the termination reason). Any executive who violates these provisions will forfeit 100% of the award, and we will be entitled to sue the executive to recover the proceeds of any award shares previously sold by the executive.

As noted above, the LTIP performance restricted stock and cash award program continued only through the first cycle (2007-09). This program provided our named executive officers (other than Mr. Holten) with the opportunity to earn a combination of stock (50%) and cash (50%) if certain three-year performance targets for pre-tax net income and pre-tax free cash flow were achieved. The executive was issued performance-restricted stock at the commencement of the performance cycle that became free of restrictions upon the achievement of the performance goals. In this way, the executive had the opportunity to benefit from any share appreciation during the performance period. For the three-year performance cycle, the maximum potential award was $150,000 for our Chief Executive Officer and $60,000 for any of our other participating named executive officers, while the target award was $100,000 for the Chief Executive Officer and $40,000 for the participating named executive officers. The percentage of target award upon which the restrictions have lapsed, through the third and final year of the performance cycle is 98%.

This performance restricted stock and cash award program became operational starting in 2007 and the targets were set for the 2007-2009 performance cycle. Concurrently with the adoption of this program, we established stock ownership guidelines for the named executive officers providing that 50% of any stock earned under the program will be retained by the executive while he is in our employ. The plan also provides that if the executive violates any of the protective covenants in his employment contract, including the covenant not to compete or the covenant not to solicit customers, the executive will forfeit any restricted stock awards granted, together with any restricted stock awards as to which the restrictions lapsed, during the three-year period prior to such violation.

In determining the number of any options or shares of restricted stock or restricted stock units that may be granted to named executive officers, the Compensation Committee takes into account the individual’s position, scope of responsibility, ability to affect the profitability of the business as well as long-term stockholder value. All option or stock grants are issued so the grant price reflects the market value on the date of grant.

Retirement Benefits and Deferred Compensation Opportunities

Deferred compensation is a tax-advantaged means of providing certain named executive officers with additional compensation that supplements their base salaries and bonus opportunities, including our 401(k) plan. In addition, we have entered into various agreements over the years with certain named executive officers that provide for various retirement benefits and deferred compensation opportunities. These plans grew out of a perceived need to provide some form of retirement income to executives and are intended to provide a modest payment towards retirement.

Mr. Wilhelm is a party to a Deferred Compensation Agreement with us dated August 1, 1999, which we refer to as a supplemental early retirement plan (“SERP”). This SERP provides him with an annual retirement benefit equal to $112,500 to begin upon his retirement at age 65 and to continue for a period of 15 years thereafter or, if earlier, until his death. If Mr. Wilhelm’s employment with us is terminated (other than as a result of his disability) prior to his attaining age 65, he shall not be entitled to any payments under the SERP.

Pursuant to the terms of Mr. Baumann’s employment agreement, we have agreed to pay the premiums on certain insurance policies owned by Mr. Baumann that will provide an annual cash benefit to him for a period of 15 years, beginning in the year in which Mr. Baumann attains age 65. The current amount of the annual premium is $78,228. If Mr. Baumann’s employment is terminated (other than for cause or other than by Mr. Baumann without good reason), we will continue to pay the premiums on the insurance policies until the earlier of Mr. Baumann’s death or his attainment of age 65.

Pursuant to the terms of Mr. Wolf’s employment agreement, starting January 1, 2004, we have agreed to pay $62,000 in premiums annually on certain insurance policies or other investment vehicles owned by Mr. Wolf. Our obligation to pay that amount each year shall continue until the earlier of 2014 or Mr. Wolf’s death.

Severance and Other Benefits Upon Termination of Employment or a Change in Control

In general, the employment agreements of the named executive officers have provisions that are triggered if they are terminated for various reasons. Please see the “Potential Payments Upon Termination or Change-in-Control” section below for a description of the potential payments that may be made to the named executive officers in connection with their termination of employment or a change-in-control. In addition, our board has the discretion to accelerate the vesting of unvested options or restricted stock awards in the event of a change in control.

Determination of 2009 Compensation

Due to the continuing deterioration in both the U.S. and Canadian economies in the later part of 2008 and early 2009, we froze salary levels for all named executive officers and other salaried employees for 2009. Additionally, all bonus awards were eliminated for the CEO, named executive officers, and all other salaried employees. No awards were made under the Long-Term Incentive Plan in 2009.

Compensation of Our Chief Executive Officer

Mr. Wilhelm’s 2009 compensation was governed largely by his employment agreement with us. Under that agreement, Mr. Wilhelm earned a salary of $629,381 in fiscal 2009. He received no salary increase during 2009. Under our Management Incentive Compensation Program, Mr. Wilhelm earned $0 for 2009. No grants were made to Mr. Wilhelm under our Long-Term Incentive Plan. Additionally, as a result of the attainment of the cumulative third year performance targets for pre-tax free cash flow and net income under the LTIP performance restricted stock and cash award program, restrictions were removed from 992 shares of performance restricted stock previously awarded to Mr. Wilhelm, and Mr. Wilhelm received $19,000 in cash. Our liability for Mr. Wilhelm’s SERP benefit increased by $108,256 during fiscal 2009, and our total liability under this SERP is $669,036 as of December 31, 2009. Other compensation, including perquisites, totaled $28,214.

Compensation of Our Other Named Executive Officers

Our chief executive officer, chief administrative officer and chief human resource officer regularly and routinely work with our Compensation Committee throughout the year, with input as appropriate from our outside legal counsel as well as from our outside compensation consultants, Watson Wyatt Worldwide, to assist the Committee in addressing and discharging its duties and obligations under its charter. Our Chief Executive Officer plays an integral and instrumental role in making specific recommendations to the Compensation Committee regarding the compensation for all of the named executive officers other than the Chairman or the Chief Executive Officer himself. The compensation of our Chairman and our Chief Executive Officer is decided by our board.

We entered into an employment agreement with John V. Holten in May 2004 to serve as chairman of the board. This employment agreement was terminated in October 2009. Under this contract, Mr. Holten received a base salary of $456,221 in fiscal 2009, of which $384,015 was paid until he was terminated in October 2009. Although he is eligible for an annual bonus and equity awards, none was awarded in 2009. Mr. Holten and an entity controlled by him received other payments totaling $192,813, the vast majority of which related to personal secretarial assistance and use of an executive office. Mr. Holten’s total compensation in 2009 was $577,230.

All of our other named executive officers have entered into employment agreements with us, and their compensation is governed largely by their respective agreements. The annual salary for each as of December 31, 2009 was as follows: Mr. Baumann — $401,921, Mr. Wolf — $382,606, Mr. Warshauer — $429,666 and Mr. Hagerman — $368,709. None of the named executives received a salary increase in 2009. Further, no awards were made to these four executives for 2009 under the Management Incentive Compensation Program, nor did Messrs. Baumann, Wolf, Warshauer and Hagerman receive any awards under our Long-Term Incentive Plan. Mr. Baumann received $83,813 for certain retirement benefits as described in the “Retirement Benefits and Deferred Compensation Opportunities” section above and for a separate life insurance premium payment. Mr. Wolf received $62,690 for certain retirement benefits as described in the “Retirement Benefits and Deferred Compensation Opportunities” section above and for certain long-term disability insurance benefits.

Determination of 2010 Compensation

We are taking a cautious but reasonably optimistic view that economic conditions and the business outlook will improve in 2010. Accordingly, the various components of our 2010 compensation program will be restored, including base salary, merit increases, albeit at a more modest level than in prior years, and restoration of the Management Incentive Plan for 2010. The annual target bonus opportunities for named executives are either fixed or a function of the salary. Any decision regarding awards under the Long-Term Incentive Plan will be evaluated in conjunction with the compensation study later in the year. Mr. Baumann and Mr. Hagerman received salary increases of 6.2% and 8.9% respectively on February 1, 2010 due to merit and a market adjustment to reflect the current demand for similarly situated executives in the marketplace.

Reasonableness of Compensation

After considering all components of the compensation paid to the named executive officers, the Compensation Committee has determined that the compensation is reasonable and not excessive. In making this determination, the Compensation Committee considered many factors, including:

•	Management has led us to record performance levels in recent years;

•	Our stockholder return performance has outpaced the performance of companies in the peer group and, in particular, our direct competitors; and

•	Based on the Watson Wyatt study, the total cash compensation levels for our named executive officers is positioned at market median when compared to general industry, and total direct compensation (including the long- term incentive plan) is at the 50th percentile.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the board of directors has reviewed and discussed with management the foregoing “Compensation Discussion and Analysis,” and based on such review and discussion, the Compensation Committee recommended to the board of directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement on Schedule 14A for filing with the Securities and Exchange Commission.

By the Compensation Committee,
Charles L. Biggs
Karen M. Garrison
John V. Holten
Robert S. Roath

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation earned, awarded or paid for services rendered to us in all capacities for the fiscal years ending December 31, 2009, 2008 and 2007 by our Principal Executive Officer (PEO), Principal Financial Officer (PFO), the three other highest paid executive officers other than the PEO and PFO, and one additional individual who would have been one of the three highest paid executive officers other than the PEO and PFO but was not serving as an executive officer at December 31, 2009. These persons are referred to, collectively, as the “named executive officers.”

							Change in
						Non-Equity	Pension
						Incentive	and	All
				Stock	Option	Plan	NQDC	Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation		Total
Name and Principal Position	Year	($)	($)	($)(2)	($)	($)(3)	($)(4)	($)		($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)

James A Wilhelm	2009	629,381	—	19,056	—	19,000	108,256	28,214	(5)	803,907
Chief Executive	2008	618,635	—	1,917,978	—	192,800	45,626	29,035		2,804,074
Officer (PEO)	2007	600,000	—	9,989	30,000	244,300	38,811	34,149		957,249
G. Marc Baumann	2009	405,012	—	7,626	—	7,600	—	95,659	(6)	515,897
Chief Financial	2008	391,009	—	774,491	—	148,369	—	94,095		1,407,964
Officer (PFO)	2007	355,782	—	3,996	7,125	145,901	—	97,729		610,533
Michael K. Wolf	2009	385,549	—	7,626	—	7,600	—	76,542	(7)	477,317
EVP, Chief Administrative	2008	382,337	—	774,491	—	105,000	—	76,868		1,338,696
Officer	2007	375,606	—	3,996	7,125	87,223	—	75,317		549,267
Steven A. Warshauer	2009	432,970	—	7,626	—	7,600	—	10,694	(8)	458,890
EVP — Operations	2008	418,714	—	774,491	—	84,079	—	16,159		1,293,443
	2007	405,115	—	3,996	7,125	105,000	—	12,711		533,947
Thomas L. Hagerman	2009	364,455	—	7,626	—	7,600	—	24,730	(9)	404,411
EVP; Chief Operating Officer
John V. Holten	2009	384,015	—	—	—	—	—	193,216	(10)	577,231
Former Chairman(1)	2008	456,221	—	—	—	—	—	213,925		670,146
	2007	443,024	—	—	—	—	—	227,556		670,580

(1)	Terminated effective October 2009.

(2)	The amounts for 2009 included in column (e) reflect the current year expense attributable to the LTIP performance restricted stock and cash award program for the 2007-2009 cycle calculated pursuant to ASC 718.

(3)	The amounts for 2009 included in column (g) reflect (i) the vested portion of the cash award component of the LTIP performance restricted stock and cash award program for the 2007-2009 cycle and (ii) cash bonuses paid pursuant to our Management Incentive Compensation Program.

(4)	The amounts for 2009 included under column (h) for Mr. Wilhelm reflect the difference between our liability for Mr. Wilhelm’s SERP benefit at the beginning and end of each respective year.

(5)	The amount for 2009 shown in column (i) for Mr. Wilhelm reflects contributions made by us under our 401(k) plan in the amount of $4,900, $483 for group term life insurance and $331 in premiums for an executive long-term disability policy. It also includes $3,468 in company-paid parking, $13,175 in club dues and $450 in airline clubs and $800 in airline upgrades. It also includes $4,607 attributable to a comprehensive physical exam paid for by us.

(6)	The amount for 2009 shown under column (i) for Mr. Baumann reflects contributions made by us under our 401(k) plan in the amount of $4,900 and $483 for group term life insurance. It also includes $1,156 in company-paid parking, $200 in airline upgrades and $500 in airline clubs. Also included are payments in the amount of $4,607 attributable to a company-paid comprehensive physical exam, premium payments of $83,813 made in 2009 for insurance policies on behalf of Mr. Baumann.

(7)	The amount for 2009 shown under column (i) for Mr. Wolf reflects contributions made by us under our 401(k) plan in the amounts of $4,900 and $903 for group term life insurance. It also includes $3,468 in company-paid parking and $400 in airline upgrades. Finally, the amount also includes payments in the amount of $4,181 attributable to a comprehensive physical exam paid for by us, premium payments of $62,690 made in 2009 for insurance policies on behalf of Mr. Wolf.

(8)	The amount for 2009 shown under column (i) for Mr. Warshauer reflects contributions made by us under our 401(k) plan in the amount of $4,900 and $483 in contributions to a group term life insurance policy. It also includes $780 in airline upgrades, $350 in airline club dues, $4,181 attributable to a comprehensive physical exam paid for by us.

(9)	The amount for 2009 shown under column (i) for Mr. Hagerman reflects contributions made by us under our 401(k) plan in the amounts of $3,930 and $315 for group term life insurance. It also includes $7,289 in reimbursement of medical expenses and $400 in airline clubs. Finally, the amount also includes payments in the amount of $8,046 for club dues, premium payments made on Mr. Hagerman’s behalf in the amount of $4,750 for insurance policies.

(10)	The amount for 2009 shown under column (i) for Mr. Holten reflects payments made by us pursuant to Mr. Holten’s employment agreement, which is no longer in effect, and includes $178,306 paid to Holberg Incorporated, an affiliate of Mr. Holten, in reimbursement of various office-related expenses, $14,507 in reimbursement of automobile lease payments, and $403 in group term life insurance.

Employment Agreements

Mr. Wilhelm.  We entered into an Amended and Restated Executive Employment Agreement with Mr. Wilhelm on January 28, 2009 to replace his August, 1, 1999 employment agreement, which having been amended seven times had become a cumbersome document. The material changes in the amended and restated agreement as compared to the original agreement include certain commitments by us to Mr. Wilhelm provided that his employment continues until he attains the age of 58. Those commitments include our obligation, from and after the time of termination of Mr. Wilhelm’s employment until he attains age 65, (i) to continue providing, at our expense, health insurance coverage for Mr. Wilhelm and his wife, and (ii) to pay certain insurance premiums related to Mr. Wilhelm’s supplemental executive retirement benefits. In addition, the amended and restated agreement adjusts the period of Mr. Wilhelm’s non-competition obligations from 60 months to 18 months if his employment is terminated for cause or performance reasons, or by reason of his voluntary resignation or disability, in order to correspond with the period over which salary continuation payments are made in those cases. The period of Mr. Wilhelm’s non-competition obligations remains at five years in the event his employment is terminated for any other reason.

Mr. Wilhelm’s annual salary is governed by his employment agreement. His annual salary as of March 1, 2010 is $624,576.

Messrs. Baumann, Wolf, Warshauer and Hagerman.  We also have employment agreements with each of our other named executive officers. The agreements for Mr. Wolf and Mr. Baumann were amended January 28, 2009 to be consistent with treatment afforded to other peer executives regarding salary continuation payments upon termination of employment. Specifically, the agreements for Messrs. Wolf and Baumann provide that for a period of 24 months following termination of their employment for any reason other than for cause or the executive’s voluntary termination, they will receive payments at the rate of their most recent annual base salaries and target bonuses.

Each executive’s compensation is governed largely by his respective employment agreement, provided however, all the named executive officers’ salaries were frozen in 2009. The annual salary for each as of March 1, 2010 is as follows: Mr. Baumann — $426,920, Mr. Wolf — $382,606, Mr. Warshauer — $429,666, and Mr. Hagerman — $401,709. For 2009, all executives’ salaries were frozen. Mr. Baumann and Mr. Hagerman received salary increases of 6.2% and 8.9% respectively on February 1, 2010 due to merit and a market adjustment to reflect the current demand for similarly situated executives in the marketplace.

Each of the named executive officers other than Mr. Holten is entitled to an annual bonus based on corporate financial performance goals set annually. The formula and method of bonus calculation are identified in the “Compensation Discussion and Analysis — Management Incentive Compensation” section. In addition, Mr. Wilhelm is entitled to reimbursement for country club initiation fees and monthly dues. The agreements also provide for reimbursement of travel and other expenses in connection with their employment. As of April 1, 2010, the employment agreements terminate on the following dates, subject to the expiration of the annual renewal notice period: Mr. Wilhelm — May 1, 2011, Mr. Baumann — October 1, 2011, Mr. Wolf — March 26, 2011, Mr. Warshauer — December 31, 2010, and Mr. Hagerman — December 31, 2010.

Mr. Holten.  On October 5, 2009, our board of directors reviewed the circumstances of the employment of Mr. Holten as our chairman of the board, particularly the terms of the employment agreement dated as of May 7, 2004, and the side letters related to the employment agreement dated as of May 7, 2004, which were executed on our behalf by Mr. Holten. Mr. Holten’s base salary for 2009 was $456,221. The total expense of his salary, bonus, automobile allowance, personal secretarial assistance, executive offices and all other compensation, benefits and perquisites for 2009 was $577,230. This agreement was automatically extended for an additional four-year term commencing in May 2009.

Based on a review of Mr. Holten’s actions and the advice of counsel, the board determined that the terms of the agreement were not fair to us and were not fair to our Company at the time it was executed, that the process by which Mr. Holten caused the agreement to be executed on our behalf was not fair to us and that the agreement is not in our best interest or the best interest of our stockholders. Accordingly, effective as of October 5, 2009, we terminated the employment of Mr. Holten as our chairman. The total expense of his salary, bonus, automobile allowance, personal secretarial assistance, executive offices and all other compensation, benefits and perquisites for 2009 was $577,230. We will not make any further payments or provide any further benefits to Mr. Holten, as an employee, under the terms set forth in the agreement or otherwise, including payments related to the two-year non-competition provision contained in the agreement.

Grants of Plan-Based Awards for 2009

The following table sets forth information regarding bonus amounts achievable pursuant to our Management Incentive Compensation Program during 2009. No other grants of plan-based awards were made in 2009 under this plan.

	Estimated Future Payouts
	Under Non-Equity
	Incentive Plan Awards(1)
	Threshold	Target	Maximum
Name	($)	($)	($)
(a)	(c)	(d)	(e)

James A. Wilhelm	7,500	150,000	277,500
G. Marc Baumann	9,671	140,672	175,840
Michael K. Wolf	6,532	95,000	118,750
Steven A. Warshauer	7,497	91,800	110,160
Thomas L. Hagerman	9,800	120,000	144,000

(1)	The amounts included in columns (c), (d) and (e) reflect the bonus amounts achievable pursuant to our Management Incentive Compensation Program.

Outstanding Equity Awards at Fiscal Year-End 2009

The following table shows grants of stock options and stock awards subject to performance restrictions outstanding on December 31, 2009, the last day of our fiscal year, to those of our named executive officers who received options.

	Option Awards			Stock Awards
				Equity Incentive	Equity Incentive
				Plan Awards:	Plan Awards:
	Number of			Number of	Market or Payout
	Securities			Unearned	Value of Unearned
	Underlying			Shares,	Shares, Units
	Unexercised	Option	Option	Units or Other	or Other Rights
	Options (#)	Exercise	Expiration	Rights That Have	that Have
Name	Exercisable(2)	Price ($)	Date(1)	Not Vested (#)	Not Vested ($)

James A. Wilhelm	63,432	3.1715	1/30/2012
	12,587	5.75	(1)	104,000 (3)	1,651,520
G. Marc Baumann	3,386	3.1715	1/30/2012
	10,521	5.75	(1)	42,000 (4)	666,960
Michael K. Wolf	5,889	3.1715	1/30/2012
	16,520	5.75	(1)	42,000 (5)	666,960
Steven A. Warshauer	6,463	3.1715	1/30/2012
	12,391	5.75	(1)	42,000 (6)	666,960
Thomas L. Hagerman	1,035	7.405	(1)
				42,000 (7)	666,960

(1)	These options have no express termination date. By the terms of the Long-Term Incentive Plan pursuant to which they were issued, the options must be exercised, if at all, within a designated period following the termination of the executive’s employment, ranging from 90 days in the case of a termination for any reason other than death, disability or for cause, to 12 months in the case of termination due to death or disability. All rights to exercise these options cease in the event of a termination for cause.

(2)	All listed options are fully vested.

(3)	These RSUs will vest on 2/9/2012.

(4)	These RSUs will vest on 7/16/2015.

(5)	These RSUs will vest on 6/20/11.

(6)	These RSUs will vest on 11/16/2019.

(7)	These RSUs will vest on 7/1/2020.

Option Exercises and Stock Vested During 2009

The following table shows the number of shares acquired upon exercise of options as well as the shares of stock that became free of restrictions and the value of by each participating named executive officer during the year ended December 31, 2009.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)

James A. Wilhelm	48,070	646,124	992	15,753
G. Marc Baumann	14,503	186,017	397	6,304
Michael K. Wolf	6,000	82,627	397	6,304
Steven A. Warshauer	9,427	130,183	397	6,304
Thomas L. Hagerman	4,130	43,058	397	6,304

Option Re-Pricing

We have not engaged in any option re-pricings or other modifications to any of our outstanding equity awards during fiscal year 2009.

Pension Benefits

The following table describes pension benefits to our participating named executive officers:

		Years of Credited	Present Value of	Payments During Last
Executive	Plan Name	Service	Accumulated Benefit	Fiscal Year

James A. Wilhelm	Deferred Compensation	(1)	$669,036	—
	Agreement

(1)	The benefit provided under Mr. Wilhelm’s SERP is not based on a credited service calculation or vesting but rather is a fixed benefit payable at age 65 subject to certain restrictions contained in the Compensation Discussion and Analysis under the section titled “Retirement Benefits and Deferred Compensation Opportunities.”

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

Our named executive officers other than Mr. Holten participated in a Deferred Compensation Plan that provided each with the opportunity to defer an amount which, when combined with his 401(k) plan deferral, will equal the maximum allowable deferral pursuant to the IRS section 415 limits. The following table sets forth the nonqualified deferred compensation of our named executive officers that received such compensation for the fiscal year ending December 31, 2009.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions	Earnings in	Withdrawals/	Balance at
Name	Last FY ($)(1)	in Last FY ($)	Last FY ($)(2)	Distributions (S)	Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)

James A. Wilhelm	41,568	4,655	3,224	89,379	8,368
G. Marc Baumann	1,451	4,082	21	1,642	22,144
Michael K. Wolf	1,593	4,082	769	1,767	42,418
Steven A. Warshauer	13,217	4,082	3,496	24,887	14,045
Thomas L. Hagerman	4,930	3,112	1,289	13,703	18,220

(1)	The amounts included in column (b) are included as Salary in column (c) of the Summary Compensation Table.

(2)	The amounts included in column (c) are included as All Other Compensation in column (i) of the Summary Compensation Table.

Potential Payments Upon Termination or Change-in-Control

Potential Payments to Chief Executive Officer

Pursuant to Mr. Wilhelm’s employment agreement, if he is terminated for any reason, we are obligated to pay him or his estate, as applicable, an amount equal to his base salary earned through the date of termination plus accrued but unused vacation pay and other benefits earned through the date of termination. In addition, we are required to make the following payments to Mr. Wilhelm:

•	if his termination occurs for any reason other than (i) cause, (ii) performance reasons, (iii) his voluntarily resignation without good reason (as defined in his employment agreement) or (iv) his disability, an amount equal to five times the sum of his most recent annual base salary plus the amount of any annual bonus paid to him for the immediately preceding calendar year, payable in equal monthly installments over a period of 60 months;

•	if we terminate him for cause, an amount equal to $100,000, payable in equal monthly installments over a period of 18 months; and

•	if we terminate him because of performance reasons or he voluntarily terminates his employment without good reason (as defined in his employment agreement), an amount equal to his annual base salary in effect at the date of termination, payable in equal monthly installments over a period of 18 months.

Pursuant to the terms of his employment agreement, if Mr. Wilhelm’s employment is terminated (other than for cause or performance reasons) prior to his attaining age 55, he has the right to purchase certain annuity policies from us for the greater of (i) the cash value of the policies or (ii) the aggregate amount of premiums paid by us on such policies. If Mr. Wilhelm’s employment is terminated after he attains age 55 (other than for cause or performance reasons), he may elect to have the policies assigned to him or he may elect to have us maintain the policies, provided that the cost of maintaining such policies shall be Mr. Wilhelm’s obligation (subject to our payment of all policy premiums for each year beyond age 55 that Mr. Wilhelm continues to be employed by us). If Mr. Wilhelm’s employment is terminated at any time as a result of his disability, he may elect to have one hundred percent (100%) of our ownership interest in the annuity policies assigned to him or require us to maintain the policies, with the cost of such maintenance to be borne by us. Notwithstanding the foregoing, (a) if Mr. Wilhelm’s employment is terminated as the result of his death prior to attaining age 58 or he dies prior to his acquiring ownership in the annuity policies, we shall pay his beneficiary the full death benefits payable under the policies as reduced by the greater of (i) the total premiums paid by us in connection with such policies or (ii) the present value of future benefits provided by such policies, and (b) if Mr. Wilhelm’s employment is terminated as the result of his death after attaining age 58 or at any time after he has acquired ownership of any of the annuity policies, we shall pay his beneficiary, without reduction, the full death benefits payable under all annuity policies that have not previously been acquired by Mr. Wilhelm.

Potential Payments to Other Named Executive Officers

Each of our employment agreements with Messrs. Baumann, Wolf, Warshauer and Hagerman is terminable by us for cause. If their employment is terminated by reason of their death, we are obligated to pay their respective estates an amount equal to the base salary earned through the end of the calendar month in which death occurs, plus any earned and unpaid annual bonus, vacation pay and other benefits earned through the date of termination. If the employment of Messrs. Wilhelm, Baumann, Wolf, Warshauer or Hagerman is terminated by reason of their disability, we are obligated to pay him or his legal representative an amount equal to his annual base salary for the duration of the employment period in effect on the date of termination, reduced by amounts received under any disability benefit program, plus any earned and unpaid annual bonus, vacation pay and other benefits earned through the date of termination. Upon termination of the employment of Messrs. Baumann, Wolf, Warshauer or Hagerman for any reason other than cause or the executive’s voluntary resignation without good reason, we must (i) pay the executive, for a period of 24 months following termination, payments at the rate of the executive’s most recent annual base salary and annual target bonus, and (ii) provide the executive and/or his family with certain other benefits. Upon termination of the employment of Messrs. Baumann, Wolf, Warshauer or Hagerman for cause or by reason of the executive’s voluntary resignation without good reason, we must pay the executive the sum of $50,000 over a 12 month period.

Messrs. Baumann, Wolf, Warshauer and Hagerman are subject to non-competition and non-solicitation agreements for 24 months following termination of their employment.

Post-Employment Payments — The following table describes certain potential payments and benefits upon termination for Mr. Wilhelm, our President and Principal Executive Officer as if his employment terminated as of December 31, 2009, the last business day of the fiscal year.

	Voluntary
	Resignation
	Not for Good
	Reason or			Termination by
	Termination by			Company Not
	Company for	Voluntary		for Cause or	Termination
	Performance	Resignation for		Performance	by Company
Compensation Component	Reasons ($)	Good Reason ($)		Reasons ($)	for Cause ($)

Compensation
Base salary	624,576 (1)	3,872,880	(2)	3,872,880 (2)	100,000 (1)
Target cash incentive	—		(3)	(3)	—
Stock Options — Unvested and Accelerated	—	—		—	—
Benefit and Perquisites
Health Benefits	—	65,930	(4)	65,930 (4)	—
Total	624,576	3,938,810		3,938,810	100,000

(1)	Payable as salary continuation over 18 months.

(2)	Payable as salary continuation over 60 months.

(3)	Target incentive is included within calculation of base salary per employment agreement severance provision.

(4)	Estimated cost of health insurance coverage continuation for 60 months computed at current premium.

Post-Employment Payments — The following table describes certain potential payments and benefits upon termination for Mr. Baumann, our Principal Financial Officer, as if his employment terminated as of December 31, 2009, the last business day of the fiscal year.

	Voluntary
	Resignation Not	Voluntary		Termination by		Termination
	for Good	Resignation for		Company Not		by Company
Compensation Component	Reason ($)	Good Reason ($)		for Cause ($)		for Cause ($)

Compensation
Base salary	50,000 (1)	803,840	(2)	803,840	(2)	50,000 (1)
Target cash incentive	—	281,344	(2)	281,344	(2)	—
Stock Options — Unvested and Accelerated	—	—		—		—
Benefits and Perquisites
Health Benefits	—	23,861	(3)	23,861	(3)	—
Insurance funding	—	883,332	(4)	883,332	(4)	—
Total	50,000	1,989,377		1,989,377		50,000

(1)	Payable as salary continuation for 12 months.

(2)	Payable as salary continuation for 24 months.

(3)	Estimated cost of health insurance coverage continuation until October 1, 2011 computed at current premium.

(4)	Estimated cost of certain life insurance policy payments computed based on 2009 premiums.

Post-Employment Payments — The following table describes certain potential payments and benefits upon termination for Mr. Wolf, an Executive Vice President, as if his employment terminated as of December 31, 2009, the last business day of the fiscal year.

	Voluntary
	Resignation Not	Voluntary		Termination by		Termination
	for Good	Resignation for		Company Not		by Company
Compensation Component	Reason ($)	Good Reason ($)		for Cause ($)		for Cause ($)

Compensation
Base salary	50,000 (1)	765,212	(2)	765,212	(2)	50,000	(10)
Target cash incentive	—	190,000	(2)	190,000	(2)	—
Stock Options — Unvested and Accelerated	—	—		—		—
Benefits and Perquisites
Health Benefits	—	14,228	(3)	14,228	(3)	—
Insurance / investment funding	310,000 (4)	310,000	(4)	310,000	(4)	310,000	(4)
Total	360,000	1,279,440		1,279,440		360,000

(1)	Payable as salary continuation for 12 months.

(2)	Payable as salary continuation for 24 months.

(3)	Estimated cost of health insurance coverage continuation until March 26, 2011 computed at current premium.

(4)	Cost of certain life insurance or other investment vehicle payments until age 65.

Post-Employment Payments — The following table describes certain potential payments and benefits upon termination for Mr. Warshauer, an Executive Vice President, as if his employment terminated as of December 31, 2009, the last business day of the fiscal year.

	Voluntary
	Resignation Not		Voluntary		Termination by		Termination
	for Good		Resignation for		Company Not		by Company
Compensation Component	Reason ($)		Good Reason ($)		for Cause ($)		for Cause ($)

Compensation
Base salary	50,000	(1)	859,332	(2)	859,332	(2)	50,000	(1)
Target cash incentive	—		183,600	(2)	183,600	(2)	—
Stock Options — Unvested and Accelerated	—		—		—		—
Benefits and Perquisites
Health Benefits	—		13,635	(3)	13,635	(3)	—
Total	50,000		1,056,567		1,056,567		50,000

(1)	Payable as salary continuation over 12 months subject to compliance with covenant not to compete.

(2)	Payable as salary continuation over 24 months subject to compliance with covenant not to compete.

(3)	Estimated cost of health insurance coverage continuation through December 31, 2011 computed at current premium.

Post-Employment Payments — The following table describes certain potential payments and benefits upon termination for Mr. Hagerman, an Executive Vice President and our chief operating officer, as if his employment terminated as of December 31, 2009, the last business day of the fiscal year.

	Voluntary
	Resignation Not	Voluntary		Termination by		Termination
	for Good	Resignation for		Company Not		by Company
Compensation Component	Reason ($)	Good Reason ($)		for Cause ($)		for Cause ($)

Compensation
Base salary	50,000 (1)	737,418	(2)	737,418	(2)	50,000 (1)
Target cash incentive	—	240,000	(2)	240,000	(2)	—
Stock Options — Unvested and Accelerated	—	—		—		—
Benefits and Perquisites
Health Benefits	—	15,015	(3)	15,015	(3)	—
Total	50,000 (1)	992,433		992,433		50,000

(1)	Payable as salary continuation over 12 months subject to compliance with covenant not to compete.

(2)	Payable as salary continuation over 24 months subject to compliance with covenant not to compete.

(3)	Estimated cost of health insurance coverage continuation through December 31, 2011 computed at current premium.

DIRECTOR COMPENSATION

Director Compensation Disclosure Table

The following table sets forth the compensation earned, awarded or paid for services rendered to us for the fiscal year ending December 31, 2009 by our non-executive directors.

	Fees Earned or	Stock Awards	All Other
Name	Paid in Cash ($)	($)(4)	Compensation ($)	Total ($)

Karl G. Andren(1)	37,446	—	—	37,446
Charles L. Biggs	167,500	54,988	—	222,488
Karen M. Garrison	162,500	54,988	—	217,488
John V. Holten(2)(3)	9,674	—	—	9,674
Gunnar Klintberg(1)	—	54,999 (5)	—	54,999	(6)
Leif F. Onarheim(1)	37,466	—	—	37,466
A. Petter Østberg(1)	—	—	43,333 (7)	43,333
Robert S. Roath	175,000	54,988	—	229,988
Timothy J. White(2)	86,154	—	—	86,154

(1)	Served as a director until July 30, 2009.

(2)	Not standing for reelection in 2010.

(3)	All compensation earned after termination as an executive officer on October 5, 2009.

(4)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

(5)	Comprised of a fully vested stock grant made on June 30, 2009 for 2,700 shares that were issued in 2008 and deferred to 2009 until the change of control of our Company occurred.

(6)	Does not include amounts paid under the Consulting Agreement between Mr. Klintberg and us, which totaled $127,539 in 2009.

(7)	Comprised of amounts earned under the Restrictive Covenants and Release Agreement between Mr. Østberg and us.

In 2009 Charles L. Biggs, Karen M. Garrison and Robert S. Roath, collectively referred to as “outside directors,” each received $30,000 in cash as an annual retainer. Karl G. Andren and Leif F. Onarheim each received $17,446 in cash as the pro-rated portion of the annual retainer through the end of their term as directors. John V. Holten, who became an outside director following his termination as an executive officer on October 5, 2009, received $7,174 in cash as the pro-rated portion of the annual retainer.

Messrs. Biggs and Roath and Ms. Garrison received a fully vested stock grant of 3,197 shares of common stock on August 3, 2009. All of the directors, except Messrs. Wilhelm, Østberg and Klintberg, received $2,500 for each board or committee meeting that they attended, and Mr. Holten received $2,500 for each board or committee meeting that he attended after October 5, 2009. All directors received reimbursement for expenses incurred in connection with such meetings. The Chair of the Audit Committee received an additional annual retainer of $20,000, and the chair of the Nominating & Corporate Governance Committee and Chair of the Compensation Committee each received an additional retainer of $10,000 per year.

TRANSACTIONS WITH RELATED PERSONS AND CONTROL PERSONS

The following is a summary of transactions during 2009 between the Company and our executive officers, directors, nominees, principal stockholders and other related persons involving amounts in excess of $120,000. Each of the transactions with a related person described below has been approved by the Audit Committee.

Stock Redemption from Former Majority Stockholder

In July 2008, our board authorized us to repurchase shares of our common stock, on the open market or through private purchases, up to $60.0 million in aggregate. As of December 31, 2008, $22.9 million remained available for repurchase under this authorization.

During 2009, we repurchased 93,600 shares from third-party shareholders at an average price of $18.23 per share, including average commissions of $0.03 per share, on the open market. Steamboat Industries LLC, our former majority shareholder, sold 119,701 shares to us in 2009 at an average price of $18.20 per share. The total value of these transactions was $3.9 million. We retired 200,650 shares during the first quarter of 2009 and retired the remaining 12,651 shares in April 2009. We did not make any other share repurchases in 2009.

Registration Rights and Underwriting Agreements

On June 2, 2004, we entered into a registration rights agreement with Steamboat Industries LLC, our former parent company and an affiliate of Mr. Holten (“Steamboat”). Pursuant to the registration rights agreement, Steamboat exercised its demand registration rights in April 2009. No registration statement was filed pursuant to the demand made by Steamboat.

On May 15, 2009, Steamboat transferred all of its rights under the registration rights agreement to GSO Special Situations Fund LP, GSO Special Situations Overseas Master Fund Ltd., GSO Special Situations Overseas Benefit Plan Fund Ltd., GSO Capital Opportunities Fund LP, and CML VII, LLC. (collectively, the “Significant Stockholders”) together with substantially all of its Standard Parking common stock, and the Significant Stockholders agreed in writing to be bound by the terms of this agreement. Timothy J. White, one of our directors, is a Senior Managing Director and Co-Head of Mezzanine Investing and Head of Private Equity Investing for GSO Capital Partners LP, an affiliate of the GSO funds that are Significant Stockholders. Pursuant to the registration rights agreement, the Significant Stockholders exercised their demand registration rights before such rights terminated on May 27, 2009, and a shelf registration statement on Form S-3 was filed pursuant to the Significant Stockholders’ demand notice to register all of the 7,581,842 shares of Standard Parking common stock that they held. On November 9, 2009, our Company and the Significant Stockholders entered into Amendment No. 1 to Registration Rights Agreement to cause the registration statement to remain effective for a period of two years from the date that it became effective, which was October 6, 2009. Accordingly, we are required to cause the registration statement to remain effective until October 6, 2011 or until all 7,581,842 registered shares have been distributed, whichever occurs first. The registration rights terminate to the extent these shares of common stock are sold in a public offering or when a Significant Stockholder’s shares all become eligible for sale under Rule 144 during any consecutive 90-day period.

On November 9, 2009, we entered into an underwriting agreement with the Significant Stockholders and Credit Suisse Securities (USA) LLC and William Blair & Company, L.L.C., as representatives for the several underwriters, relating to the public offering of up to 6,592,906 shares of our common stock by the Significant Stockholders. The Significant Stockholders also granted the underwriters a 30-day option to purchase an additional 988,936 shares of our common stock to cover over-allotments, if any. The underwriting agreement included customary representations, warranties and covenants by us and the Significant Stockholders. It also provided for customary indemnification by each of our Company, the Significant Stockholders and the underwriters against certain liabilities and customary contribution provisions in respect of those liabilities. Of the 7,581,842 registered shares, the Significant Stockholders sold 6,819,692 shares pursuant to the registration statement in 2009. We did not receive any proceeds from the sale of shares by the Significant Stockholders. We incurred $1,700,000 of legal, accounting, registration and related expenses in connection with Steamboat’s and the Significant Stockholders’ registration demand, the related underwriting agreement, and costs and expenses associated with the loss of control by our former parent, Steamboat.

Management Contracts and Related Arrangements with Affiliates

We entered into a consulting agreement with D&E Parking, Inc. and Dale Stark, a former Senior Vice President of the Company, that became effective on May 1, 2007. This consulting agreement is for a period of three years, terminating on April 30, 2010. Per the terms of the agreement, consideration for services provided are $250,000 per year. In addition, the consultant is eligible for a consultant fee of up to $50,000 per year. In consideration of the services provided by D&E under this arrangement, we paid D&E $128,000 in 2009.

In 2009 we provided property management services for twenty separate retail shopping centers and commercial office buildings in which D&E has an ownership interest. Dale Stark is the managing member of each property ownership entity. In consideration of the property management services we provided for these twenty properties, we recorded net management fees totaling $689,000 in 2009.

In 2009 our wholly owned subsidiary, SP Plus Security, Inc., formerly known as Preferred Response Security Services, Inc., provided security services for two retail shopping centers owned by D&E. We recorded net management fees amounting to $30,000 for these security services in 2009. In 2009 we provided sweeping and power washing for two retail shopping facilities in which D&E has an ownership interest. For these services we recorded net management fees totaling $1,000 in 2009.

Gunnar Klintberg Consulting Agreement

We entered into a consulting agreement with Gunnar Klintberg, a member of our board, on March 1, 2004, pursuant to which Mr. Klintberg has been engaged in the promotion and development of new parking operations and the consummation of contracts to operate parking facilities on our behalf primarily in the New York City metropolitan area. The initial term of Mr. Klintberg’s agreement was for one year, renewable year to year unless terminated by either party on 60 days’ notice. Upon the expiration of the initial term of the consulting agreement on March 31, 2005, the agreement was automatically extended for an additional year. On March 15, 2006, we amended Mr. Klintberg’s consulting agreement, effective as of July 1, 2005. The amendment changed the commencement date of the term of the consulting agreement from a fiscal year commencing March 1 to a calendar year so that each new one year term, as applicable, commences on January 1. Under the terms of the amendment to his consulting agreement, Mr. Klintberg is paid a retainer of $125,000 annually, in addition to the following percentages of the net profit, for up to three years, for any new parking location he is responsible for bringing to us and which results in the consummation of a final executed contract: 15% in year one, 10% in year two and 5% in year three. To the extent that Mr. Klintberg is not responsible for one or more aspects of consummating a contract to operate a new parking location, in the judgment of our executive vice president having operational responsibility for the New York City metropolitan area, his percentage of the net profit may be reduced. Mr. Klintberg additionally may receive up to 5% of the net profit for the renewal of an existing location. Mr. Klintberg is entitled to reimbursement of reasonable business expenses incurred in connection with the performance of his consulting services upon our advance approval. In consideration of the services provided by Mr. Klintberg, we paid him an annual retainer fee and percentages of net profit totaling $127,539 in 2009.

Petter Østberg Restrictive Covenants and Release Agreement

We entered into a one-year restrictive covenants and release agreement with A. Petter Østberg, a former director, effective as of August 31, 2009. Pursuant to this agreement, Mr. Østberg agreed to provide us with certain services and comply with various restrictive covenants, including non-competition, non-solicitation and nondisparagement, and entered into a standard release and agreement not to sue us, in exchange for $130,000 payable in installments beginning in 2010.

SECURITY OWNERSHIP

Beneficial Ownership of Directors and Executive Officers

The following table sets forth information regarding the beneficial ownership of our common stock as of March 1, 2010, by:

•	each of the executive officers named in the “Summary Compensation Table” above;

•	each of our directors and nominees for director; and

•	all current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 1, 2010, are deemed issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage ownership of each other stockholder.

Except as indicated in the footnotes to this table and subject to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by them. This table also includes shares owned by a spouse as community property.

Percentage beneficially owned is based on 15,410,428 shares of common stock outstanding on March 1, 2010, and is calculated in accordance with the rules of the Securities and Exchange Commission. Unless otherwise indicated, the address of each of the individuals named below is: c/o Standard Parking Corporation, 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611.

	Beneficial Ownership
			Shares Issuable
	Number		Pursuant to Options	Percent
	of Shares		Exercisable Within	Beneficially
	Beneficially		60 days of March 1,	Owned
Name of Beneficial Owner	Owned		2010	(%)

James A. Wilhelm	127,413	(2)	76,019	1.5
G. Marc Baumann	49,562	(3)	13,908	*
Thomas L. Hagerman	43,722	(3)(4)	1,035
Steven A. Warshauer	47,864	(3)	18,854	*
Michael K. Wolf	43,354	(3)	22,411	*
Charles L. Biggs	15,419		15,952	*
Karen M. Garrison	23,419		15,952	*
John V. Holten(1)	—		—	—
Robert S. Roath	55,419		7,648	*
Timothy J. White	—		—	—
All directors and executive officers as a group (14 persons)	559,890	(5)	200,530	4.9

*	Less than 1% of the outstanding shares of common stock.

(1)	Does not include an indirect pecuniary interest in 6,000 shares of common stock owned by Mr. Holten’s spouse.

(2)	Includes 1,354 shares of restricted stock and 104,000 restricted stock units.

(3)	Includes 541 shares of restricted stock and 42,000 restricted stock units.

(4)	Includes 160 shares of common stock held by Mr. Hagerman’s wife. Mr. Hagerman disclaims beneficial ownership of the shares held by his wife.

(5)	Includes 5,412 shares of restricted stock and 420,000 restricted stock units issued to the executive officers as a group.

Change in Control

We are unaware of any arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change of control of our Company.

Beneficial Ownership of More than Five Percent of Common Stock

The following table sets forth information regarding the beneficial ownership of our common stock as of February 16, 2010, by each person (or group of affiliated persons) who is known by us to own beneficially 5% or more of our common stock.

	Number of	Percent
	Shares	Beneficially
	Beneficially	Owned
Name of Beneficial Owner	Owned	(%)

Capital Research Global Investors	1,155,000(1)	7.5
333 South Hope Street Los Angeles, CA 90071
Janus Capital Management LLC	1,556,226(2)	10.1
151 Detroit Street Denver, Colorado 80206
Loomis, Sayles & Co., L.P.	963,748(3)	6.3
One Financial Center Boston, MA 02111
Schroder Investment Management North America Inc.	1,123,700(4)	7.3
875 Third Avenue, 21st Floor New York, NY 10022
TimesSquare Capital Management, LLC	903,400(5)	5.9
1177 Avenue of the Americas, 39th Floor New York, NY 10036

(1)	Based solely on information obtained from a Schedule 13G filed by Capital Research Global Investors with the SEC on or about February 10, 2010. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Janus Capital Management LLC’s Schedule 13G.

(2)	Janus Capital Management LLC has a direct 91.8% ownership stake in INTECH Investment Management (“INTECH”) and a direct 77.8% ownership stake in Perkins Investment Management LLC (“Perkins”). Due to the above ownership structure, holdings for Janus Capital, Perkins and INTECH are aggregated for purposes of this filing. Janus Capital, Perkins and INTECH are registered investment advisers, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients (collectively, “Managed Portfolios”).

As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of 1,556,226 shares or 10.1% of the shares outstanding of Standard Parking Common Stock held by such Managed Portfolios. However, Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights.

Based solely on information obtained from a Schedule 13G filed by Janus Capital Management LLC with the SEC on or about January 11, 2010, as amended on February 16, 2010. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Janus Capital Management LLC’s Schedule 13G.

(3)	Based solely on information obtained from a Schedule 13G filed by Loomis, Sayles & Co., L.P. with the SEC on or about February 16, 2010. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Loomis, Sayles & Co., L.P.’s Schedule 13G.

(4)	Based solely on information obtained from a Schedule 13G filed by Schroder Investment Management North America Inc. with the SEC on or about February 16, 2010. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Schroder Investment Management North America Inc.’s Schedule 13G.

(5)	Based solely on information obtained from a Schedule 13G filed by TimesSquare Capital Management, LLC with the SEC on or about February 9, 2010. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in TimesSquare Capital Management, LLC’s Schedule 13G.

PROPOSAL NO.  2 — APPROVAL TO AMEND CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF CAPITAL STOCK

Introduction

Our second amended and restated certificate of incorporation, as amended, currently authorizes the issuance of 21,300,000 shares of common stock, par value $0.001 per share, and ten shares of preferred stock, par value $0.01 per share. As of the record date, 15,410,428 shares of common stock were outstanding and no shares of preferred stock were outstanding. In addition, as of the record date, we had an aggregate of (1) 526,007 shares of common stock issuable upon the exercise of options outstanding, all of which were exercisable as of the record date; (2) 755,000 stock units outstanding; and (3) 113,558 additional shares of common stock reserved for issuance pursuant to our equity incentive and stock option plans. Therefore, our total common stock share requirement as of the record date was approximately 16,804,993 shares (the “Share Requirement”).

Description of the Amendment

On January 21, 2010, our board of directors unanimously approved the Second Amendment to Article Fourth of the Second Amended and Restated Certificate of Incorporation (the “Amendment”), subject to stockholder approval, to increase the number of shares of common stock authorized for issuance under the certificate of incorporation by 28,700,000 shares to a total of 50,000,000 shares, and increase the number of shares of preferred stock from ten to 5,000,000. The full text of the Amendment is set out in Appendix A to this Proxy Statement.

The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. Assuming that the stockholders approve the Amendment, it will become effective upon filing with the Secretary of State of the State of Delaware, which will occur as soon as reasonably practicable. The authorized but unissued shares of common stock and preferred stock would be available for issuance from time to time for such purposes and for such consideration as the board of directors may determine to be appropriate without further action by the stockholders, except for those instances in which applicable law or stock exchange rules require stockholder approval. The additional shares of authorized common stock, when issued, would have the same rights and privileges as the shares of common stock currently issued and outstanding.

Purposes of the Amendment

The primary purpose of the Amendment is to provide a sufficient number of shares of capital stock for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, employee benefit plans and a shareholder rights plan.

The board of directors believes that it is in our best interests to increase the number of authorized shares of common stock in order to have additional authorized but unissued shares available for issuance to meet business needs as they arise. We currently have only 4,495,007 shares of authorized but unissued shares of common stock in excess of our Share Requirement. The failure of stockholders to approve the proposed amendment may require us to forego attractive acquisition opportunities that arise, to increase cash compensation to replace stock-based compensation that we believe more closely aligns the interests of our Company with stockholders, and to forego raising additional capital should the need develop. The board of directors also believes that the availability of such additional shares will provide us with the flexibility to issue common stock for possible future financing, stock dividends or distributions, acquisitions, stock option plans, shareholder rights plans and other proper corporate purposes that may be identified in the future by the board, without the possible expense and delay of a special stockholders’ meeting. The issuance of additional shares of common stock may have a dilutive effect on earnings per share and, for persons who do not purchase additional shares to maintain their pro rata interest in our Company, on such stockholders’ percentage voting power.

The board of directors believes that the increase in the number of authorized shares of capital stock will make a sufficient number of shares available, should we decide to use our shares for one or more of such previously mentioned purposes or otherwise. We reserve the right to seek a further increase in authorized shares from time to time in the future as considered appropriate by the board of directors.

Other Potential Effects of the Amendment

Upon filing the Amendment, the board of directors may cause the issuance of additional shares of common stock and preferred stock without further vote of our stockholders, except as provided under the DGCL or under NASDAQ rules (or any national securities exchange on which shares of our common stock are then listed or traded). Under our certificate of incorporation, our stockholders do not have preemptive rights to subscribe to additional securities which may be issued by us, which means that current stockholders do not have a prior right to purchase any new issue of our capital stock in order to maintain their proportionate ownership of common stock. In addition, if the board of directors elects to issue additional shares of common stock, such issuance could have a dilutive effect on the earnings per share, voting power and holdings of current stockholders.

Other than as permitted or required under our existing employee stock plans and outstanding options, the board of directors has no immediate plans, understandings, agreements or commitments to issue additional shares of common stock or preferred stock for any purposes. The board does not intend to issue any common stock except on terms which the board deems to be in the best interests of our Company and its then existing stockholders. Any future issuance of common stock will be subject to the rights of holders of outstanding shares of any preferred stock that we may issue in the future.

In addition to the corporate purposes discussed above, the Amendment could, under certain circumstances, have an anti-takeover effect. For example, the existence of authorized but unissued shares of common stock or a shareholder rights plan could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Additional Anti-Takeover Considerations

There are other provisions currently in our certificate of incorporation, by-laws, and the DGCL that could have an anti-takeover effect. A summary of these provisions is set forth below. These provisions, as well as the authority of the board of directors to issue additional shares of capital stock could be used by the board of directors in a manner calculated to prevent the removal of management and make more difficult or discourage a change in control of our Company.

Certificate of Incorporation and By-Laws Provisions

Provisions of our second amended and restated certificate of incorporation, as amended, and fourth amended and restated by-laws may have the effect of making it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of our company by means of a tender offer, a proxy contest or otherwise. These provisions may also make the removal of incumbent officer and directors more difficult. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the company to negotiate with us first. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions may make it more difficult for stockholders to take specific corporate actions and could have the effect of delaying or preventing a change in our control. The amendment of any of these anti-takeover provisions would require approval by holders of at least a majority of our outstanding common stock entitled to vote.

In particular, our certificate of incorporation and by-laws provide the following:

Special Meeting of Stockholders.  Our certificate of incorporation and by-laws provide that special meetings of our stockholders may be called only by (i) the chairperson of the board of directors, or (ii) the board of directors acting pursuant to a resolution adopted by a majority of the members of the board.

Special Meeting of the Board.  Special meetings of the board may only be called by (i) the chairperson of the board, or (ii) any three directors on the board.

Number of Directors Fixed by Board.  The size of the board of directors may be increased or decreased only by the affirmative vote of a majority of the directors. The certificate of incorporation limits the maximum number of directors to nine.

Advance Notice Requirements for Nominations of Directors.  Our by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for an election of directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to our secretary at our principal place of business no later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the anniversary date of the preceding year’s annual meeting of stockholders. In the event we call a special meeting of stockholders for the purpose of electing one or more directors to the board, a stockholder seeking to nominate candidates for an election of directors at such special meeting, must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to our secretary at our principal place of business no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board to be elected at such meeting. In addition, our by-laws also specify requirements as to form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for common stock at an annual or special meeting of stockholders.

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless a corporation’s certificate of incorporation or by-laws, as the case may be, requires a greater percentage.

Effect of Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL. This statute regulating corporate takeovers prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder, unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 2, APPROVAL TO AMEND CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF CAPITAL STOCK.

PROPOSAL NO. 3 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At its meeting on March 4, 2010, the Audit Committee recommended the appointment of Ernst & Young LLP as the independent auditors to audit our consolidated financial statements for the fiscal year ending December 31, 2010. At the Annual Meeting, our stockholders will be asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. You may cast your vote in favor of or against this proposal, or you may elect to abstain from voting your shares.

We expect that one or more representatives of Ernst & Young LLP will be present at the Annual Meeting. Each of these representatives will have the opportunity to make a statement, if he or she desires, and is expected to be available to respond to any appropriate questions.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 3, THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

AUDIT COMMITTEE DISCLOSURE

General

The Audit Committee of the board is primarily responsible for the oversight of the quality and integrity of our accounting and reporting practices and controls, and our financial statements and reports; compliance with legal and regulatory requirements; the independent auditors’ qualifications and independence; and the performance of our internal audit function and independent auditors. A complete description of the Committee’s function may be found in its charter, which may be accessed through the Corporate Governance section of our website, accessible through our Investor Relations page at www.standardparking.com.

Independent Auditors’ Fees

The Audit Committee, with the approval of the stockholders, engaged Ernst & Young LLP to perform an annual audit of our financial statements for the fiscal year ended December 31, 2009. The following table describes fees for professional audit services rendered by Ernst & Young LLP, our principal accountant, for the audit of our annual financial statements for the years ended December 31, 2009 and December 31, 2008, and fees billed for other services rendered by Ernst & Young LLP during these periods.

Type of Fee	2009	2008

Audit Fees(1)	$1,054,700	$851,270
Audit-Related Fees(2)	31,700	31,700
Tax Fees	—	—
All Other Fees(3)	1,995	3,500

Total	$1,088,395	$886,470

(1)	Audit Fees include the aggregate fees paid by us during the year indicated for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements and review of financial statements included in our Forms 10-Q and Form 10-K and review of registration statements and issuance of consents. In 2009, Audit Fees also included review of Form S-3 registration statements and related prospectus supplement and issuance of consents in the amount of $239,200. In 2008, Audit Fees also included review of a Form S-8 registration statement in the amount of $5,000.

(2)	Audit Related Fees include the aggregate fees paid by us during the year indicated for assurance and related services by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements and not included in Audit Fees, including general accounting advice and opinions related to various employee benefit plans and due diligence related to mergers and acquisitions. For 2009 and 2008, Audit Related Fees consists of 401(k) audit fees.

(3)	All Other Fees include the aggregate fees paid by us during the year indicated for products and services provided by Ernst & Young LLP, other than the services reported above. In 2009 and 2008 All Other Fees consists of fees related to online research tools.

Procedures for Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

Pursuant to our pre-approval policy and procedures, the Audit Committee was responsible for reviewing and approving, in advance, any audit and any permissible non-audit engagement or relationship between the Company and our independent auditors. The Audit Committee has responsibility for appointing, setting compensation for and overseeing the work of our independent auditors, and has established a policy concerning the pre-approval of services performed by our independent auditors. Each proposed engagement not specifically identified by the Securities and Exchange Commission as impairing independence is evaluated for independence implications prior to entering into a contract with the independent auditor for such services. The Audit Committee has approved in advance certain permitted services whose scope is consistent with auditor independence. These services are the audit of our annual financial statements and review of financial statements included in our Forms 10-Q and Form 10-K, and 401(k) Plan audit for 2010 was approved by the Audit Committee on March 9, 2010. Additionally, each permissible audit and non-audit engagement or relationship between us and Ernst & Young LLP entered into since December 1, 2002 has been reviewed and approved by the board or the Audit Committee, as provided in our pre-approval policies and procedures.

We have been advised by Ernst & Young LLP that substantially all of the work done in conjunction with its 2009 audit of our financial statements for the most recently completed year was performed by permanent, full-time employees and partners of Ernst & Young LLP. We have received confirmation and a letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and discussed with Ernst & Young LLP its independence.

Report of the Audit Committee

In connection with the financial statements for the fiscal year ended December 31, 2009, our Audit Committee has been focused on several topics, including:

(i) the oversight of our Section 404 internal controls project, including a review and assessment of the scope, principles, plans, risk areas and budget for the project and direct discussions with our independent auditors and our internal audit department;

(ii) a review and assessment of our internal audit, controllership and finance functions;

(iii) a review of our risk management efforts, including its insurance and our compliance program and related investigations;

(iv) discussions with Ernst & Young LLP and management of accounting topics, discussions concerning proposed rules of the Public Company Accounting Oversight board, and a review of our critical accounting policies;

(v) monitoring the processes by which our CEO, CFO and Corporate Controller certify the information contained in our quarterly and annual filings;

(vi) reviewing and approving our policy regarding the retention of auditors and considering and approving such retentions as appropriate;

(vii) reviewing our approach toward establishing reserves;

(viii) reviewing and discussing with management each of our quarterly financial statements and our audited financial statements for 2009, and related issues and disclosure items, along with a discussion with Ernst & Young LLP of those matters identified by the Statement of Auditing Standards board Standard No. 61, as amended, “Communication with the Audit Committee,” and our related press releases in connection with our quarterly reports and discussed and reviewed the results of Ernst & Young LLP examination of the financial statements; and

(ix) discussing with Ernst & Young LLP its written disclosure letter as required by the Independence Standards board Standard No. 1, “Independence Discussions with Audit Committees,” and discussing its independence and related issues.

As part of its oversight role and in reliance upon its reviews and discussions as outlined above, the Audit Committee recommended, and the board approved, the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC and presentation to our stockholders. The Audit Committee also recommended that Ernst & Young LLP be re-appointed as our independent auditors to serve until the 2010 annual meeting of stockholders, and that the board submit this appointment to our stockholders for approval at the Annual Meeting.

THE AUDIT COMMITTEE

Robert S. Roath (Chair)
Charles L. Biggs
Karen M. Garrison

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who beneficially own more than 10% of our equity securities to file with the Securities and Exchange Commission initial reports of beneficial ownership of the common stock and reports of changes in their beneficial ownership and to furnish us with copies of those reports.

To our knowledge, based solely upon a review of copies of reports furnished to us or written representations from certain reporting persons, we believe that during 2009, all Section 16(a) filing requirements applicable to our officers, directors and 10% stockholders were met in a timely manner, except in the following instances:

•	Charles L. Biggs had one late filing covering one transaction.

•	Karen M. Garrison had one late filing covering one transaction.

•	Thomas L. Hagerman had one late filing covering one transaction.

•	John V. Holten had three late filings covering three transactions.

•	Robert S. Roath had one late filing covering one transaction.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

If any stockholder intends to present a proposal to be considered for inclusion in our proxy material in connection with the Annual Meeting of Stockholders for the 2010 fiscal year, the proposal must be in proper form (per SEC Regulation 14A, Rule 14a-8 — Stockholder Proposals), and received by the General Counsel of the Company on or before December 6, 2010, the date that is 120 calendar days before the anniversary of the release date of this Proxy Statement. Stockholder proposals to be presented at the Annual Meeting of Stockholders for fiscal 2010 that are not to be included in our proxy materials must be received by us no earlier than November 29, 2010, nor later than December 29, 2010, in accordance with the procedures set forth in our by-laws. Any stockholder who wishes to submit a stockholder proposal should send it to the General Counsel and Secretary, Standard Parking Corporation, 900 N. Michigan Ave, Suite 1600, Chicago Illinois 60611.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement is incorporated by reference into any other filing under the Securities Act or the Exchange Act, the sections of this Proxy Statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC), “Report of the Compensation Committee,” and “Report of the Nominating & Corporate Governance Committee” will not be deemed incorporated, unless specifically provided otherwise in that other filing.

THE BOARD OF DIRECTORS

Chicago, April 5, 2010

APPENDIX A

CERTIFICATE OF AMENDMENT
OF
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
STANDARD PARKING CORPORATION

Pursuant to Section 242 of the
General Corporation Law of the State of Delaware

Standard Parking Corporation, a Delaware corporation, does hereby certify as follows:

1. The name of the corporation (hereinafter called the “Corporation”) is Standard Parking Corporation. The date of the filing of the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) with the Secretary of State of the State of Delaware was September 24, 1981.

2. The Second Amended and Restated Certificate of Incorporation, filed on June 2, 2004, as amended on January 7, 2009, is hereby amended by striking out Article IV, Section 4.01 thereof and by substituting in lieu of Article IV, Section 4.01, the following Article IV, Section 4.01:

“Section 4.01. Authorized Capital Stock The amount of total authorized capital stock of this Corporation shall be 55,000,000 shares, divided as follows: (i) 50,000,000 shares of Common Stock, with $0.0001 par value (the “Common Stock”), and (ii) 5,000,000 shares of Preferred Stock, with $0.01 par value (the “Preferred Stock”).”

This Amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed by its duly authorized officer this          day of          , 2010.

STANDARD PARKING CORPORATION

By:	/s/
Name:
Title:

A-1

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Stockholders to be held April 28, 2010.
The Proxy Statement and our 2009 Annual Report to Stockholders are
available at: http://www.cstproxy.com/standardparking/2010
▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY
STANDARD PARKING CORPORATION
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
THE COMPANY FOR THE ANNUAL MEETING ON APRIL 28, 2010
     The undersigned hereby constitutes and appoints Robert N. Sacks, Executive Vice President, General Counsel and Secretary, and Jerome L. Pate, Vice President and Associate Counsel, or any of them acting in the absence of the other, his or her true and lawful agents and proxies, with full power of substitution, and hereby authorizes them to represent the undersigned and to vote for the undersigned as designated on the reverse side, at the Annual Meeting of Stockholders to be held at the Whitehall Hotel, 105 East Delaware Place, Chicago, IL, on April 28, 2010, at 9:00 a.m. local time, and at any adjournments thereof, on all matters coming before said meeting.
     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, both dated April 5, 2010, and hereby revokes any proxy or proxies heretofore given to vote at said meeting or any adjournment thereof.
     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXY HOLDERS CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD. ACTION TAKEN PURSUANT TO THIS PROXY CARD WILL BE EFFECTIVE AS TO ALL SHARES THAT YOU OWN.
     Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 28, 2010. This Proxy Statement and our 2009 Annual Report to Stockholders are available at http://www.cstproxy.com/standardparking/2010.
     This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR items 1, 2 and 3. This proxy will be voted, in the discretion of proxy holders, upon such other business as may properly come before the Annual Meeting or any adjournment thereof.
Please sign, date and return this proxy in the enclosed postage prepaid envelope.
(Continued, and to be dated and signed, on the reverse side)

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

	Votes must be indicated (x) in Black or Blue ink	☒
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING:

		FOR ALL	WITTHOLD AUTHORITY	*EXCEPTIONS
1.	Election of five directors to serve until the 2011 annual meeting of Standard Parking stockholders, and until the respective successor of each is duly elected and qualified.	☐	☐	☐
Nominees:

01 Charles L. Biggs	04 Michael J. Roberts
02 Karen M. Garrison	05 James A. Wilhelm
03 Robert S. Roath
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY
INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME.)

		FOR	AGAINST	ABSTAIN
2.	To amend Standard Parking’s certificate of incorporation to increase the number of authorized shares of common stock to 50 million and the number of authorized shares of preferred stock to 5 million.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	To appoint Ernst & Young LLP as independent auditors for fiscal 2010.	☐	☐	☐

To change your address, please mark this box.		☐

I plan to attend the Annual Meeting.		☐

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date	, 2010

          NOTE: Please sign exactly as name appears hereon, indicating official position or representative capacity, if any. If shares are held jointly, both owners should sign.